UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Webster Financial Corporation

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March 18, 2011

To the Shareholders of

Webster Financial Corporation:

You are cordially invited to attend the Webster Financial Corporation Annual Meeting of Shareholders to be held on Thursday, April 28, 2011 at 4:00 p.m., Eastern Time, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702.

At the Annual Meeting, you will be asked: (i) to elect three directors to serve for three-year terms; (ii) to approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster; (iii) to vote, on a non-binding, advisory basis, on the frequency of voting on the compensation of the named executive officers of Webster; (iv) to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2011; (v) to vote on a shareholder proposal concerning the annual election of directors; and (vi) to transact any other business that properly comes before the Annual Meeting or any adjournments of the meeting.

We encourage you to read the accompanying Proxy Statement, which provides information regarding Webster and the matters to be voted on at the Annual Meeting. Also enclosed is our 2010 Annual Report.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may vote your common shares via a toll-free telephone number or on the Internet or you may complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope. If you attend the meeting and prefer to vote in person, you may do so.

Sincerely,

James C. Smith
Chairman and Chief Executive Officer

WEBSTER FINANCIAL CORPORATION

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2011

To the Shareholders of

Webster Financial Corporation:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Webster Financial Corporation (“Webster”) will be held on Thursday, April 28, 2011 at 4:00 p.m., Eastern Time, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702, for the following purposes:

1.	Election of Directors. To elect three directors to serve for three-year terms (Proposal 1);

2.	Say on Pay. To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3.	Frequency of Say on Pay Vote. To vote, on a non-binding, advisory basis, on the frequency of voting on the compensation of the named executive officers of Webster (Proposal 3);

4.

Ratification of Appointment of Independent Registered Public Accounting Firm.    To ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Webster for the fiscal year ending December 31, 2011 (Proposal 4);

5.	Shareholder Proposal. To act upon a shareholder proposal concerning the annual election of directors (Proposal 5); and

6.

Other Business.    To transact any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of Webster’s Board of Directors.

The Board of Directors has fixed the close of business on February 28, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors,

James C. Smith
Chairman and Chief Executive Officer

Waterbury, Connecticut

March 18, 2011

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR COMMON SHARES VIA THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, THE INTERNET OR BY MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2011: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our 2010 Annual Report, are available free of charge on the Investor Relations section of our website (www.wbst.com).

WEBSTER FINANCIAL CORPORATION

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2011

Solicitation, Voting and Revocability of Proxies

This Proxy Statement (the “Proxy Statement”) is being furnished to the shareholders of Webster Financial Corporation, a Delaware corporation (“Webster” or the “Company”), as part of the solicitation of proxies by its Board of Directors from holders of its outstanding shares of Common Stock, par value $.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders of Webster to be held on Thursday, April 28, 2011 at 4:00 p.m., Eastern Time, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702 (the “Annual Meeting”) and at any adjournments thereof. The Proxy Statement, together with the enclosed proxy card, is being mailed to shareholders of Webster on or about March 18, 2011.

The Annual Meeting has been called for the following purposes:

1. To elect three directors to serve for three-year terms (Proposal 1);

2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3. To vote, on a non-binding, advisory basis, on the frequency of voting on the compensation of the named executive officers of Webster (Proposal 3);

4. To ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2011 (Proposal 4);

5. To act upon a shareholder proposal concerning the annual election of directors (Proposal 5); and

6. To transact any other business that properly comes before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed proxy card, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted:

1. FOR the election of the Board’s nominees as directors;

2. FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of Webster;

3. FOR the holding of a non-binding, advisory vote on the compensation of the named executive officers of Webster every year;

4. FOR the ratification of the appointment of Webster’s independent registered public accounting firm; and

5. AGAINST approval of the shareholder proposal concerning the annual election of directors.

Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The proxies confer discretionary authority to vote on any matter of which Webster did not have notice at least 30 days prior to the date of the Annual Meeting.

The presence of a shareholder at the Annual Meeting will not automatically revoke that shareholder’s proxy. A shareholder may, however, revoke a proxy at any time before it is voted: (i) by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to Mark S. Lyon, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702; (ii) by re-voting by telephone or on the Internet; or (iii) by attending the Annual Meeting and voting in person.

The cost of soliciting proxies for the Annual Meeting will be borne by Webster. In addition to use of the mails, proxies may be solicited personally or by telephone or telecopy by directors, officers and employees, who will not be specially compensated for such activities. Webster also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from those beneficial owners and will reimburse those holders for their reasonable expenses incurred in that connection. Webster also has retained Morrow & Co., LLC, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

Who Can Vote. The securities which can be voted at the Annual Meeting consist of shares of Common Stock of Webster with each share entitling its owner to one vote on all matters properly presented at the Annual Meeting. There is no cumulative voting of shares. The Board of Directors has fixed the close of business on February 28, 2011 as the record date for the determination of shareholders of Webster entitled to notice of and to vote at the Annual Meeting. On the record date, there were 8,746 holders of record of the 87,160,094 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting.

Voting. If your Common Stock is held by a broker, bank or other nominee (i.e., in “street name”), you should receive instructions from that person or entity that you must follow in order to have your shares of Common Stock voted. If you hold your Common Stock in your own name and not through a broker or another nominee, you may vote your shares of Common Stock:

•	by using the toll-free telephone number listed on the proxy card,
•	by using the Internet website listed on the proxy card,
•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or
•	by attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Common Stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Vote by Telephone. If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote your shares of Common Stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 27, 2011. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet. If you hold your Common Stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 27, 2011. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail. You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

The presence, in person or by proxy, of at least one-third of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote. The affirmative vote of the majority of the votes cast is required to approve the non-binding, advisory vote on the compensation of the named executive officers of Webster, approve the non-binding, advisory vote on the frequency of voting on the compensation of the named executive officers of Webster, and approve the shareholder proposal concerning the annual election of the directors. Shareholders’ votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

Under New York Stock Exchange Rule 452, which governs NYSE brokerage members, brokerage firms may not vote on non-routine matters in their discretion on behalf of their clients if such clients have not furnished voting instructions. A “broker non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares owned by the customer but held in the name of the broker. For non-routine matters, the broker cannot vote either FOR or AGAINST a proposal and reports the number of such shares as “non-votes.” Because none of the matters to be voted upon at the Annual Meeting are considered routine matters under Rule 452 except for the ratification of the appointment of the independent registered public accounting firm, there potentially can be broker non-votes at the Annual Meeting. Both abstentions and broker non-votes will be treated as shares present for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal and, therefore, will have no effect on the outcome of the votes for the proposals.

Electronic Delivery of Proxy Materials. As a shareholder, you have the option of electing to receive future proxy materials (including annual reports) online over the Internet. This online service provides savings to Webster by eliminating printing, mailing, processing and postage costs associated with hard copy distribution. You may enroll for this service on the Internet after you vote your shares in accordance with the instructions for Internet voting set forth on the enclosed proxy card. You may also enroll for electronic delivery of future Webster proxy materials at any time on the Company’s website at www.wbst.com. Under “Electronic Enrollment,” select the “Click Here To Enroll” link. Then select the box indicating your appropriate form of share ownership, and follow the instructions for electronic delivery enrollment. In the future, you will receive an email message, at the address you provided while enrolling, informing you that the Webster proxy materials are available to be viewed online on the Internet. Follow the instructions to view the materials and vote your shares. Your enrollment in electronic delivery of Webster proxy materials will remain in effect until revoked by you.

Annual Report on Form 10-K. Webster is required to file an annual report on Form 10-K for its 2010 fiscal year with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Mark S. Lyon, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702. Our annual report on Form 10-K is available on the Company’s website, www.wbst.com.

ELECTION OF DIRECTORS

(Proposal 1)

At the Annual Meeting, three directors will be elected to serve for three-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, any person nominated by the Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the Annual Meeting. There are no cumulative voting rights in the election of directors.

As required by Webster’s Bylaws, directors must be elected by a majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In addition, under Webster’s Bylaws, incumbent directors nominated for reelection are required, as a condition to such nomination, to submit a conditional letter of resignation. In the event an incumbent nominee for director fails to receive a majority of the votes cast at an annual meeting, the Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision.

The Board of Directors currently consists of ten members and is divided into three classes which are composed of three directors in the class whose term currently expires in 2011, three directors in the class whose term expires in 2012 and four directors in the class whose term expires in 2013. The term of office of one class of directors expires in each year, and their successors are elected for terms of up to three years and until their successors are elected and qualified.

Information as to Nominees and Other Directors

The following table sets forth the names of the Board of Directors’ nominees for election as directors and the current directors of Webster. Also set forth in the table is certain other information with respect to each such person’s age at December 31, 2010, the periods during which such person has served as a director of Webster and positions currently held with Webster and its wholly owned subsidiary, Webster Bank, National Association (“Webster Bank”).

Following the table are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director as of the time of filing of this Proxy Statement. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified candidates is described beginning on page 13 under “Corporate Governance—Director Qualifications and Nominations.”

Director Nominees for a Three-Year Term:	Age at 12/31/2010	Director Since	Expiration of Term	Positions Held with Webster and Webster Bank	Committee Membership

John J. Crawford	66	1996	2011	Lead Director	Executive; Compensation; Nominating and Corporate Governance (Chairman)

C. Michael Jacobi	68	1993	2011	Director	Executive; Audit (Chairman); Risk

Karen R. Osar	61	2006	2011	Director	Audit; Risk

Directors:

Joel S. Becker	62	1986	2013	Director	Executive; Compensation (Chairman); Nominating and Corporate Governance

David A. Coulter	63	2009	2013	Director	Compensation; Risk

Robert A. Finkenzeller	60	1986	2012	Director	Audit; Nominating and Corporate Governance

Laurence C. Morse	59	2004	2012	Director	Executive; Audit; Risk (Chairman)

Mark Pettie	54	2009	2012	Director	Compensation; Nominating and Corporate Governance

Charles W. Shivery	65	2009	2013	Director	Compensation

James C. Smith	61	1986	2013	Chairman, President, Chief Executive Officer and Director	Executive (Chairman)

Joel S. Becker is Chairman and Chief Executive Officer of Torrington Supply Co., Inc., a Waterbury, Connecticut based wholesale distributor of plumbing, heating and industrial pipe valve and fitting supplies to contractors and industry. Mr. Becker is Chairman of the Compensation Committee, and a member of the Executive Committee and the Nominating and Corporate Governance Committee.

Mr. Becker’s experience as Chairman and Chief Executive Officer of a local business in Webster’s market area combined with twenty four years of experience on Webster’s Board gives him unique insight into Webster’s challenges, opportunities and operations. He also has extensive experience in public company executive compensation as a result of his over nine years of service as the Chairman of the Compensation Committee.

David A. Coulter is Managing Director and Senior Advisor at Warburg Pincus LLC, a global private equity firm headquartered in New York, New York. He co-leads the firm’s financial services investment activities. From January 2001 to September 2005, he was Vice Chairman of JPMorgan Chase & Co. He is a director of MBIA, Inc. (NYSE:MBI), a publicly held financial guarantor insurance company headquartered in Armonk, New York and Strayer Education, Inc. (Nasdaq:STRA), a publicly held education services company headquartered in Arlington, Virginia. Mr. Coulter is a member of the Compensation Committee and the Risk Committee.

Mr. Coulter’s experiences as both a former Vice Chairman and Chairman and Chief Executive Officer of publicly traded financial services corporations, JP Morgan Chase and Bank of America, respectively, and his experience as a director of public and private companies, provides the Board with extensive executive experience with regard to matters of interest to financial institutions, including risk, compensation and corporate governance matters.

John J. Crawford is President of Strategem LLC, a New Haven, Connecticut based company which provides consulting services to the business and not-for-profit community on business and financial strategies. Mr. Crawford served as President, Chief Executive Officer and a director of Aristotle Corporation, a New Haven, Connecticut based education training company from October 1992 through December 2002. Mr. Crawford continued to serve on the Board of Directors of Aristotle Corporation until August 31, 2005. From 1994 until December 2000, he served as President and Chief Executive Officer of the South Central Connecticut Regional Water Authority, New Haven, Connecticut. Mr. Crawford is Lead Director, Chairman of the Nominating and Corporate Governance Committee, and a member of the Compensation Committee and the Executive Committee.

Mr. Crawford’s extensive executive and corporate governance experience as a former Chief Executive Officer of three companies, including a financial institution, and his fourteen plus years of service on Webster’s Board, including eight years as the Lead Director, provides him with a seasoned view of Webster’s operations and challenges.

Robert A. Finkenzeller is President of Eyelet Crafters, Inc., a Waterbury, Connecticut based company that manufactures deep drawn metal parts for the cosmetics, writing instrument and drapery hardware fields. Mr. Finkenzeller has held this position since 1990. Mr. Finkenzeller is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Mr. Finkenzeller brings meaningful corporate governance experience to the Board having served as a member of the Audit, Compensation, Nominating and Corporate Governance and Risk Committees. Mr. Finkenzeller is an executive of a business based in Webster’s market area and has over twenty four years of experience on Webster’s Board.

C. Michael Jacobi is President of Stable House 1, LLC, a Middlebury, Connecticut based company engaged in real estate development. Mr. Jacobi served from June 2001 to May 2005 as President, Chief Executive Officer and a director of Katy Industries, Inc., a publicly held company headquartered in Middlebury,

Connecticut engaged in the design, manufacture and distribution of maintenance and electrical products. Mr. Jacobi is a certified public accountant. He is a director and chairman of the audit committee of Corrections Corporation of America (NYSE:CXW), a publicly held company headquartered in Nashville, Tennessee engaged in the ownership and management of prisons for federal, state and local governments, a director and chairman of the board of Sturm Ruger & Co., Inc. (NYSE:RGR), a publicly held company headquartered in Southport, Connecticut engaged in manufacturing and distribution of consumer products, and a director and audit committee member of Kohlberg Capital Corporation (NASDAQ:KCAP), a publicly held company headquartered in New York, New York specializing in equity and debt investments in middle market companies. He is Chairman of the Audit Committee, and a member of the Executive Committee and the Risk Committee.

Mr. Jacobi provides the Board with extensive experience and expertise in corporate finance and accounting as a Certified Public Accountant and Chairman of the Audit Committee for Webster and other public companies. His former service as the Chief Executive Officer of a public company also brings strong executive experience to the Board.

Laurence C. Morse is the co-founder and Chief Executive Officer of Fairview Capital Partners, Inc. in West Hartford, Connecticut, an investment management firm established in 1994 that oversees venture capital funds, some of which invest capital in venture capital partnerships and similar investment vehicles that provide capital primarily to minority-controlled companies. Mr. Morse is a director of the Institute of International Education, and is a former director of Princeton University Investment Company and the Institute of International Education, and a former director and chairman of the National Association of Investment Companies, a private, not-for-profit trade association that represents 52 private equity and specialty finance investment firms. He is Chairman of the Risk Committee, and is a member of the Audit Committee and the Executive Committee.

Mr. Morse’s entire career has been spent in the investment management field, including as the co-founder and Chief Executive Officer of an investment management firm, which provides the Board with extensive knowledge of the capital markets and accounting issues. His experience has made him adept at assessing management teams, new technologies, products and services, business strategies, markets and industries.

Karen R. Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation (NYSE:CHMT), a specialty chemicals company headquartered in Middlebury, Connecticut from 2004 until her retirement in March 2007. From 1999 to April 2003, Ms. Osar served as Senior Vice President and Chief Financial Officer of Westvaco Corporation and Mead Westvaco Corporation. She is a director and audit committee chair of Innophos Holdings, Inc. (Nasdaq:IPHS), a publicly held specialty chemicals company headquartered in Cranbury, New Jersey, a director and audit committee member of Sappi Limited (NYSE:SPP), a publicly held company engaged in the production of coated fine paper and chemical cellulose, headquartered in Johannesburg, South Africa, and from 1999 through 2006 she served as a director and audit and finance committee chair of Allergan, Inc., a publicly held multi-specialty health care company focused on developing and commercializing pharmaceuticals. Ms. Osar is a member of the Audit Committee and the Risk Committee.

Ms. Osar’s experience as the former Chief Financial Officer of a public company, her previous corporate finance experience at JPMorgan Chase & Co., as well as her service as the chair of the audit committee of a public company, provides the Board with strong corporate finance and accounting experience. Her Board committee service also provides corporate governance and executive compensation expertise.

Mark Pettie was Chairman and Chief Executive Officer of Prestige Brands Holdings, Inc. (NYSE:PBH), a publicly held company headquartered in Irvington, New York which develops, sells, distributes and markets over-the-counter drugs, household cleaning products and personal care items, from January 2007 until September 2009. Mr. Pettie was President of the Dairy Foods Group with ConAgra from 2005 to 2006. From 1981 to 2004, Mr. Pettie held various positions of increasing responsibility in marketing and finance at

Kraft Foods and was named Executive Vice President and General Manager of Kraft Food’s Coffee Division in 2002. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Pettie’s experience as Chief Executive Officer of a public company brings strong executive experience to the Board, along with his expertise in finance and marketing. He also has extensive business and corporate governance experience as a director for both public and private companies.

Charles W. Shivery is Chairman, President and Chief Executive Officer of Northeast Utilities (NYSE: NU). He joined Northeast Utilities in 2002 and assumed his current position at Northeast Utilities on March 29, 2004 after holding previous posts with the company including interim president, president-Competitive Group of Northeast Utilities, and president and chief executive officer of NU Enterprises, Inc., the unregulated subsidiary of the Northeast Utilities system. Prior to that, he was co-president of the Constellation Energy Group, the parent company of Baltimore Gas & Electric and other energy related businesses. He is a member of the Compensation Committee.

Mr. Shivery’s role as President and Chief Executive Officer of an energy company provides extensive experience managing a sizable, highly regulated business. Northeast Utilities conducts business in a large part of the region serviced by Webster, so certain variables impact both businesses similarly. Mr. Shivery also provides the Webster Board with corporate governance and executive compensation knowledge.

James C. Smith is Chairman, President, Chief Executive Officer and a director of Webster and Webster Bank, having been elected Chief Executive Officer in 1987 and Chairman in 1995. Mr. Smith joined Webster Bank in 1975, and was elected President, Chief Operating Officer and a director of Webster Bank in 1982 and of Webster in 1986. Mr. Smith served as President of Webster and Webster Bank until 2000, and was again elected President in 2008. Mr. Smith is a member of board of directors of the Financial Services Roundtable based in Washington, D.C. He is also co-chairman of the American Bankers Council (American Bankers Association Mid-Cap Banks) and on the executive committee of the Connecticut Bankers Association. He is a past member of the Federal Advisory Council, which advises the deliberations of the Federal Reserve Board of Governors, and recently completed a three-year term as a member of the board of directors of the Federal Reserve Bank of Boson. He is a past member of the board of directors of the American Bankers Association and of the Federal Home Loan Bank of Boston, where he served as chair of the finance committee. He is a director of St. Mary’s Hospital and the Palace Theater, both of Waterbury, Connecticut, and was a director of MacDermid, Incorporated (NYSE:MRD) until it was sold in June 2007. Mr. Smith is Chairman of the Executive Committee.

Mr. Smith’s position as Chairman, President and Chief Executive Officer of Webster and his day to day leadership of the Company provides him with thorough knowledge of Webster’s opportunities, challenges and operations. He also has extensive experience in banking.

The Board of Directors recommends that shareholders vote FOR the election of all of its director nominees.

CORPORATE GOVERNANCE

General

The business and affairs of Webster are managed under the direction of the Board of Directors. Members of the Board are kept informed of Webster’s business through discussions with the Chairman of the Board and Webster’s other executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board is also kept apprised by the Chairman of the Board and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities. In addition, new directors of Webster participate in an orientation program, which is designed to familiarize them with Webster’s business and operations, and with their duties as directors under applicable laws and regulations. Each member of the Board also serves as a director of Webster Bank.

Webster believes in the importance of sound and effective corporate governance. Over the years Webster has forged an explicit link between its corporate culture and corporate governance by identifying its core values, communicating them and living them every day. With uncompromising commitment to its core principles, Webster continues to add value for its customers, shareholders, employees and the communities it serves. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote this philosophy.

Board Leadership

At Webster, the roles of Chairman of the Board of Directors and principal executive officer are combined, both held by Mr. Smith. In addition, there is a lead independent director who is appointed in accordance with Webster’s Corporate Governance Policy, which provides that the Board of Directors shall appoint an independent director to serve as the Lead Director of the Board of Directors for a one-year term, or until a successor is appointed. The lead independent director presides over the executive sessions of independent directors and assists and advises the Chairman of the Board. During fiscal year 2010, Mr. Crawford served as the lead independent director. The Board of Directors believes that having a combined Chairman and principal executive officer, coupled with a lead independent director, is the most appropriate leadership structure for Webster, especially given Mr. Smith’s long service as Chief Executive Officer and his extensive knowledge of the Company and its governance. This structure allows Board discussions regarding performance and strategic matters to be led by the person who oversees Webster’s strategy and operations and establishes a single voice to speak on behalf of Webster, while the lead independent director component of the structure provides independent leadership that mitigates any real or perceived conflicts of interest.

Director Independence

Pursuant to the New York Stock Exchange (“NYSE”) listing standards, Webster is required to have a majority of “independent directors” on its Board of Directors. In addition, the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee must be composed solely of independent directors. The NYSE listing standards define specific relationships that would disqualify a director from being independent and further require that for a director to qualify as “independent,” the board of directors must affirmatively determine that the director has no material relationship with the Company.

The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, conducted an evaluation of director independence, based primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other commercial, industrial, banking consulting, legal, accounting, charitable and legal relationships with Webster, including those relationships described under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships” beginning on page 46 of this Proxy Statement, and on discussions with the Board of Directors.

As a result of this evaluation, the Board of Directors affirmatively determined that each of Messrs. Becker, Coulter, Crawford, Finkenzeller, Jacobi, Morse, Pettie, Shivery and Ms. Osar is an “independent director” for purposes of Section 303A of the Listed Company Manual of the NYSE and applicable SEC rules and regulations. In connection with this evaluation, the Board considered that in addition to Webster providing lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business and without preferential terms or rates, some directors and their affiliated entities provide services to Webster in the ordinary course of business. In particular, the Board considered the following relationships:

•

Joel S. Becker is the co-owner of Nutmeg Road Associates, LLC, to which Webster had one business loan outstanding in 2010. The aggregate amount of interest and other fees paid by the entity in 2010 was below the thresholds contained in the NYSE rules regarding independence and the Board determined that this transaction was not material to Webster or such entity and would not impair Mr. Becker’s independence.

•

David A. Coulter was elected to the Board as a representative of Warburg Pincus Private Equity X, L.P. (“Warburg Pincus”), a significant shareholder, in connection with its investment in Webster. Mr. Coulter also serves as the Managing Director of Warburg Pincus. Warburg Pincus’ ownership of Webster stock does not cause Mr. Coulter to fail to meet the independence standards contained in the NYSE rules and the Board determined that, because Mr. Coulter’s interests are generally aligned with those of other Webster shareholders, his service on the Board as a representative of Warburg Pincus and his employment as Managing Director of Warburg Pincus do not impair his independence.

•

John J. Crawford is Treasurer of St. Martin de Porres Academy, a charitable organization whose mission is to give underserved and economically disadvantaged children in the greater New Haven, Connecticut area a tuition-subsidized middle school education. During 2010, Webster Bank made charitable contributions totaling $10,000 to the St. Martin de Porres Academy. The Board determined that the amount contributed by Webster Bank to the St. Martin de Porres Academy was not material to either Webster or the St. Martin de Porres Academy and would not impair Mr. Crawford’s independence.

•

C. Michael Jacobi’s son, Gregory Jacobi, was employed by Webster Bank in 2010 as a Senior Vice President. Mr. Jacobi’s son’s employment position with Webster Bank does not violate the independence standards contained in the NYSE rules and the Board determined that this relationship is not material and would not impair Mr. Jacobi’s independence, in part because Mr. Jacobi’s son is not an executive officer of Webster and his compensation and benefits were established in accordance with the compensation policies and practices applicable to Webster employees in comparable positions.

Mr. Smith is not considered independent because he is an executive officer of Webster and Webster Bank.

Executive Sessions of Independent Directors

In keeping with Webster’s Corporate Governance Policy, in 2010 the Board of Directors held two meetings that were limited to independent directors. The Lead Director presides over the executive sessions of independent directors.

Risk Oversight

The Board of Directors administers its risk oversight function primarily through the Risk Committee, which is described in more detail below. The Risk Committee meets frequently throughout the year and reports its findings to the full Board of Directors on an ongoing basis. In addition, the Compensation Committee and the

Risk Committee review and assess risks as related to Webster’s compensation programs. Webster also has a Chief Risk Officer, Daniel H. Bley, who reports in that capacity to the Risk Committee, as well as two senior risk officers who report to the Chief Risk Officer.

Board of Director and Committee Meetings

During 2010, Webster held eleven meetings of its Board of Directors. Each incumbent director attended at least 75 percent of the aggregate of (i) the total number of meetings held by the Board of Directors during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

Committees of the Board of Directors; Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board of Directors has established five standing committees. The standing committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Risk Committee. The Board of Directors has adopted a charter for each of these committees, as well as corporate governance guidelines that address the make-up and functioning of the Board of Directors and qualification guidelines for board members. The Board of Directors has also adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all employees, officers and directors. Each employee, officer and director participates in an annual training session that focuses on topics covered by our code of business conduct and ethics. The training reinforces our core values and our commitment to full compliance with applicable laws and regulations. You can find links to these materials on the Company’s website at: www.wbst.com.

You can also obtain a printed copy of any of the materials referred to above, without charge, by contacting us at the following address:

Webster Financial Corporation

145 Bank Street

Waterbury, Connecticut 06702

Attn: Harriet Munrett Wolfe, Esq.

Executive Vice President, General Counsel and Secretary

The Board of Directors has determined that all of the Directors who serve on the Audit, Compensation, and Nominating and Corporate Governance committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE. In addition, all of the Directors who serve on the Risk Committee are “independent.”

Audit Committee

The Board of Directors has appointed an Audit Committee that oversees the Company’s financial reporting process, the system of internal financial and accounting controls, the audit process, and compliance with applicable laws and regulations. The Audit Committee reviews the Company’s annual financial statements, including management’s discussion and analysis, and regulatory examination findings. The Audit Committee recommends the appointment of an independent registered public accounting firm and is responsible for the oversight of such firm. A copy of the Audit Committee’s charter is available on the Company’s website at: www.wbst.com. During 2010, the Audit Committee held nine meetings. The members of the Audit Committee currently are Messrs. Jacobi (Chairman), Finkenzeller, Morse and Ms. Osar. Each of the members of the Audit Committee meets the independence requirements of the rules of the NYSE and applicable rules and regulations of the SEC. The Board of Directors has determined that each of the members of the Audit Committee is financially literate and that Messrs. Crawford and Jacobi each qualify as an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Under the corporate governance listing standards of the NYSE, if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board of Directors has determined that Mr. Jacobi’s simultaneous service on the audit committees of three public companies in addition to Webster’s will not impair his ability to serve effectively as a member of the Audit Committee.

Compensation Committee

The Board of Directors has appointed a Compensation Committee. During 2010, the Compensation Committee held seven meetings. Compensation Committee meetings are attended by Webster’s Chief Executive Officer (the “CEO”), other than while his compensation and benefits are discussed. For a description of the role of Webster’s CEO in determining or recommending the amount of compensation paid to our named executive officers during 2010, see “Compensation Discussion and Analysis.” The members of the Compensation Committee currently are Messrs. Becker (Chairman), Coulter, Crawford, Pettie and Shivery. Each of the members of the Compensation Committee meets the independence requirements of the rules of the NYSE, and also serves as the Compensation Committee of the Company’s subsidiary, Webster Bank. A copy of the Compensation Committee’s charter is available on the Company’s website at: www.wbst.com.

Pursuant to the Compensation Committee’s charter, among other responsibilities, the Committee is charged with annually reviewing and making recommendations to the Board of Directors with respect to the annual base salary, annual bonus arrangements, long-term incentive compensation and severance and/or change in control or similar agreements/provisions, if any, paid to the CEO; annually determining such compensation and benefits for the members of the Company’s Executive Management Committee other than the CEO; annually recommending to the Board of Directors the content of the annual performance evaluation for the CEO and reviewing performance evaluations for all members of the Executive Management Committee; administering and implementing the Company’s performance-based incentive plans; reviewing the talent management and succession planning processes to ensure that there is a pool of qualified candidates to fill future Executive Management Committee positions; and reviewing and assessing on a periodic basis the Company’s employee stock ownership guidelines.

For information on the role of compensation consultants determining or recommending the amount or form of executive or directors compensation, see “Compensation Discussion and Analysis – Role of Compensation Consultant.”

Executive Committee

The Board of Directors has appointed an Executive Committee that has responsibility for serving as an exploratory committee for mergers and acquisitions and to serve as an ad hoc committee as needed. The Executive Committee did not meet during 2010. The members of the Executive Committee are Messrs. Smith (Chairman), Becker, Crawford, Jacobi and Morse.

Nominating and Corporate Governance Committee

The Board of Directors has appointed a Nominating and Corporate Governance Committee that has overall responsibility for recommending corporate governance process and board operations for the Company. The Nominating and Corporate Governance Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, and recommends director nominees to fill vacancies on the Board and for approval by the Board of Directors and the shareholders. A copy of the Nominating and Corporate Governance Committee’s charter is available on the Company’s website at: www.wbst.com. During 2010, the Nominating and Corporate Governance Committee held two meetings. The members of the Nominating and Corporate Governance Committee are Messrs. Crawford (Chairman), Becker, Finkenzeller and Pettie. Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the NYSE.

Risk Committee

The Board of Directors has appointed a Risk Committee whose primary function is to assist the Board in fulfilling its oversight responsibilities regarding the Company’s enterprise risk management, receiving information regarding the Company’s policies, procedures and practices relating to risk, and discussing material regulatory issues, compliance matters, and emerging risks to the Company. The Risk Committee also has responsibility for overseeing management’s monitoring of security issues. During 2010, the Risk Committee held nine meetings. The members of the Risk Committee are Messrs. Morse (Chairman), Coulter, Jacobi and Ms. Osar.

Director Qualifications and Nominations

The Board of Directors believes that it should be composed of directors with diverse experience in business and in areas that are relevant to the Company, and that directors should, at a minimum, possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the shareholders. Directors should also have an objective perspective and practical wisdom, and should be willing and able to devote the required amount of time to Webster’s business. These attributes are embodied in Webster’s Qualification Guidelines for Board Members, which specifies that diversity is one of the factors to be considered in deciding on nominations for directors.

When considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into account a number of factors, including the following:

•	Independence from management;
•	Judgment, skill, integrity and reputation;
•	Relevant specific industry experience;
•	Age, gender and ethnic background;
•	Current position with another business or entity;
•	Potential conflicts of interests with other pursuits; and
•	Existing ties to the Company’s and Bank’s markets.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others, including third party search firms. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election. The Nominating and Corporate Governance Committee reviews and assesses the effectiveness of the Qualification Guidelines for Board Members periodically.

Webster’s Bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of Webster. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Webster not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders. If less than 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be received by Webster not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release on February 14, 2011 and by filing a Current Report on Form 8-K under the Securities

Exchange Act of 1934, as amended, with the Securities and Exchange Commission on February 14, 2011. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 13 of Webster’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Section 13 of Webster’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Webster which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving notice (i) the name and address, as they appear on Webster’s books, of such shareholder and (ii) the class and number of shares of Webster which are beneficially owned by such shareholder. In considering any nominees for directors recommended by a shareholder, the Nominating and Corporate Governance Committee considers, among other things, the same factors set forth above.

Compensation of Directors

The following table summarizes the compensation paid to Webster’s non-employee directors during 2010. Employee directors of Webster receive no additional compensation for serving as directors or committee members of Webster or its subsidiaries. Beyond these and other standard arrangements described below, no other compensation was paid to any such director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Joel S. Becker	39,100	105,194	—	164.60	144,459

David A. Coulter	27,000	105,194	—	163.05	132,357

John J. Crawford	61,900	105,194	—	164.60	167,259

Robert A. Finkenzeller	32,700	105,194	—	164.60	138,059

C. Michael Jacobi	50,100	105,194	—	164.60	155,459

Laurence C. Morse	42,900	105,194	—	164.60	148,259

Karen R. Osar	31,300	105,194	—	164.60	136,659

Mark Pettie	25,900	105,194	—	164.60	131,259

Charles W. Shivery	24,000	105,194	—	163.05	129,357

(1)

Includes meeting fees, fees paid to Mr. Crawford as Lead Director and committee chairman, to Messrs. Becker, Jacobi and Morse as committee chairmen and the $7,000 cash portion of the annual retainer fee.

(2)

The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the restricted shares awarded to Ms. Osar and Messrs. Becker, Coulter, Crawford, Finkenzeller, Jacobi, Morse, Pettie and Shivery in 2010 was $21.26 per share. The assumptions used to calculate the amount recognized for these stock awards are set forth in footnote 21 to Webster’s audited financial statements contained in Webster’s Form 10-K for the year ended December 31, 2010. As of December 31, 2010, Ms. Osar and Messrs. Becker, Coulter, Crawford, Finkenzeller, Jacobi, Morse, Pettie and Shivery had 4,948 unvested restricted shares, or which 2,004 shares are pursuant to the Directors Retainer Fees Plan and 2,944 shares represent the annual equity grant.

(3)

No stock options were granted to non-employee directors in 2010. As of December 31, 2010, each director had the following number of options outstanding, all of which are currently exercisable: Mr. Becker, 66,528; Mr. Coulter, 12,000; Mr. Crawford, 66,528; Mr. Finkenzeller, 64,528; Mr. Jacobi, 66,528; Mr. Morse, 54,528; Ms. Osar, 46,528; Mr. Pettie, 25,423; and Mr. Shivery, 13,274.

(4)	Reflects the dollar amount of dividends paid on unvested restricted stock for the fiscal year ended December 31, 2010.

Webster uses a combination of cash and restricted stock to attract and retain qualified candidates to serve on the Board. Webster targets director compensation to be at the median for its peer group (as described in “Compensation Discussion and Analysis” below), with the opportunity to earn significantly more based on Webster’s total shareholder return. Stock ownership guidelines have also been established for directors to closely align directors’ interests with those of Webster’s shareholders.

During 2010, each non-employee director of Webster received an annual retainer valued at $32,000, comprised of $7,000 in cash plus 2,004 shares of Webster Common Stock pursuant to the 2001 Directors Retainer Fees Plan, which provides for the payment of annual retainer fees to non-employee directors in shares of restricted Common Stock (the “Fees Plan”). Under the Fees Plan, each non-employee director is granted restricted shares of Common Stock for the equity portion (currently $25,000) of their annual retainer determined by the average four-quarter value of our Common Stock as of the grant date. The average four-quarter value is based on the average of the closing prices of Common Stock at the end of the four calendar quarters preceding the grant date, which is the date of each annual meeting of shareholders. Shares of Common Stock granted under the Fees Plan are subject to vesting requirements of one year and other substantial risks of forfeiture. In addition, non-employee directors of Webster received 2,944 shares of restricted stock, which vest incrementally over three years.

In addition, except as set forth below, each non-employee director received $1,200 for each Webster or Webster Bank Board meeting attended, $1,200 for each committee meeting attended, and $600 for each telephonic Webster or Webster Bank Board and committee meeting called by either Webster or Webster Bank. Each non-employee director of both Webster and Webster Bank received a total of $2,000 for separate board meetings of Webster and Webster Bank that were held on the same day. Non-employee directors receive $1,000 for a committee meeting if it is held on the same day as a Board meeting and $1,000 for a second committee meeting if more than one committee meeting is held on the same day. Webster also reimburses directors for reasonable travel expenses incurred in connection with attending off-site Board meetings (including the travel expenses of spouses if they are specifically invited to attend).

In 2010, the Lead Director received an additional annual retainer of $22,500. The Chairman of the Audit Committee received an annual additional retainer of $15,000, the Chairman of the Compensation Committee and the Chairman of the Risk Committee received additional annual retainers of $10,000 and the Chairman of the Nominating & Corporate Governance Committee received an additional annual retainer of $7,500.

Directors are eligible to participate in Webster Bank’s non-qualified deferred compensation plan. Directors may elect to defer up to 100% of their cash directors’ fees. Deferral accounts are indexed to net rates of return in mutual fund portfolios chosen by each director. Deferred amounts are credited by Fidelity Investments to accounts for each director. Such accounts, plus accrued interest, are payable upon death, disability, or termination of service as a director or a specified date that is at least five years from the year of deferral (as elected by the director at the time of deferral). Distribution elections may be paid in a lump sum or in ten annual installments, at the election of the director, except in the case of disability, where lump sum distribution is required.

Our stock ownership guidelines require non-employee directors to own Webster Common Stock with a market value equal to at least $100,000. Non-employee directors who do not meet the guidelines agree to hold all long-term incentives which include vested restricted stock and exercised stock options (net of exercise price and taxes) until they achieve the required ownership threshold of Webster Common Stock.

Communications with Directors

The Company’s shareholders and other interested persons who want to communicate with the Board of Directors, any individual Director, the Lead Director, the non-management directors as a group or any other group of directors, can write to:

[Name of Director or Directors]

c/o Lead Director of the Board of Directors

Webster Financial Corporation

P.O. Box 1074

754 Chapel Street

New Haven, Connecticut 06510

All communications received (except for communications that are primarily commercial in nature or relate to an improper or irrelevant topic) will be forwarded to the intended recipient(s) or the full Board, as appropriate.

Director Attendance at Annual Meetings

Webster typically schedules a meeting of the Board of Directors in conjunction with the annual meeting and expects that the Board of Directors will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. Last year all of the individuals then serving as directors attended the annual meeting.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Named Executive Officers of Webster Financial Corporation

The following table sets forth information regarding the named executive officers (“NEOs”) of Webster Financial Corporation at December 31, 2010.

Name	Age as of December 31, 2010	Positions with Webster and Webster Bank
James C. Smith	61	Chairman, President, Chief Executive Officer and Director

Gerald P. Plush	52	Vice Chairman and Chief Operating Officer[1] Chief Financial Officer

Joseph J. Savage	58	Executive Vice President, Commercial Banking

Jeffrey N. Brown	53	Executive Vice President and Chief Administrative Officer

Anne M. Slattery	63	Executive Vice President, Retail Banking

[1]

Mr. Plush was appointed Vice Chairman and Chief Operating Officer as of January 5, 2011. During 2010, Mr. Plush served as Senior Executive Vice President and Chief Financial Officer/Chief Risk Officer of Webster and Webster Bank.

Provided below is biographical information for each of Webster’s NEOs, other than Mr. Smith. For information regarding Mr. Smith, see “Election of Directors-Information as to Nominees and Other Directors.”

Gerald P. Plush is Vice Chairman and Chief Operating Officer of Webster and Webster Bank and serves as Chief Financial Officer of Webster and Webster Bank. Mr. Plush joined Webster in July 2006 as Executive Vice President and Chief Financial Officer and was promoted to Senior Executive Vice President in July 2007. He was elected Chief Risk Officer in July 2008 and served in this role until August 2010. Mr. Plush was promoted to Vice Chairman and Chief Operating Officer on January 5, 2011. He serves as Chairman of Webster’s Enterprise Risk Management Committee. Prior to joining Webster, Mr. Plush was employed at MBNA America in Wilmington, Delaware. In his most recent position with MBNA, he was Senior Executive Vice President and Managing Director of Corporate Development and Acquisitions. Prior to this position, Mr. Plush was Senior Executive Vice President and Chief Financial Officer of MBNA’s North American Operations, and prior to that he was Senior Executive Vice President and Chief Financial Officer of U.S. Credit Card. Mr. Plush serves on the board of directors of Junior Achievement of Southwest New England, Inc.

Joseph J. Savage is Executive Vice President of Webster and Executive Vice President, Commercial Banking for Webster Bank. He joined Webster in April 2002. Prior to joining Webster, Mr. Savage was Executive Vice President of the Communications and Energy Banking Group for CoBank in Denver, Colorado from 1996 to April 2002. Mr. Savage serves as a director of the Hartford Metro Alliance, the Connecticut Technology Council and the Travelers Championship Committee.

Jeffrey N. Brown is Executive Vice President and Chief Administrative Officer of Webster and Webster Bank. Mr. Brown was elected to this position in July 2007. Mr. Brown joined Webster in 1996 as Executive Vice President of Marketing and Communications for Webster Bank and assumed responsibility for strategic planning in 1997 until January 2010. He was elected Executive Vice President of Marketing and Communications for the holding company in March 2004. Mr. Brown serves on the board of directors of The Bushnell Center for the Performing Arts in Hartford, Connecticut. He is also a member of the Executive Committee of the World Affairs Council of Connecticut and President of the Harold Webster Smith Foundation.

Anne M. Slattery is Executive Vice President, Retail Banking of Webster and Webster Bank. Ms. Slattery was appointed to this position in October 2009. She was a consultant for Webster from May 2009 until October 2009. Prior to joining Webster, Ms. Slattery headed her own manufacturing company, Carlon Products Co. in Connecticut, from March 2002 until February 2009. Earlier in her career, she was President of Marymount College in Tarrytown, New York and held senior positions at Fleet Bank and Citibank.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) discusses in detail the 2010 compensation program for the Company’s named executive officers (the “NEOs”): James C. Smith (Chairman, President and Chief Executive Officer); Gerald P. Plush (Vice Chairman, Chief Operating Officer and Chief Financial Officer who served as Senior Executive Vice President, Chief Financial Officer and Chief Risk Officer during 2010); Joseph J. Savage (Executive Vice President, Commercial Banking); Jeffrey N. Brown (Executive Vice President and Chief Administrative Officer); and Anne M. Slattery (Executive Vice President, Retail Banking). In addition to the NEOs, all members of the Executive Management Committee are compensated under this program.

Objectives of Compensation Program

Webster’s compensation program is structured so as to closely align NEOs’ total realized compensation with Webster’s financial and strategic performance and future shareholder return. The board of directors and the Committee intend to compensate NEOs and other executive officers in a manner that rewards them for pursuing strategies that increase economic profits over time. The program has three primary objectives. A substantial portion of the total compensation opportunity should be equity-based, thus providing motivation for enhancing shareholder value over time. A substantial portion of total compensation should be variable based on success in achieving measurable performance goals, thus motivating NEOs to achieve financial and strategic goals which create shareholder value. Total compensation opportunities should be competitive, thus enabling Webster to attract and retain highly qualified NEOs who will be motivated to achieve Webster’s financial and strategic goals.

Effect of U.S. Treasury Guidance on 2010 Executive Compensation Structure

Webster was a participant in the U.S. Treasury’s (“UST”) Capital Purchase Program (“CPP”) for most of 2010. Therefore, the Company was required to comply with UST guidance issued in June, 2009 regarding the structure and variability of compensation for its “most highly compensated” employees, where most highly compensated includes the NEOs and the next 10 highest compensated employees in the Company.

Under UST guidance, short term incentive (“STI”) payments are prohibited for most highly compensated officers. Therefore, no such payments were made to NEOs in 2010. NEOs and other most highly compensated employees received a salary paid in cash and stock. Thus, the only variable component of compensation for 2010 is long term incentive (“LTI”).

LTI awards are variable based on the Compensation Committee’s (“Committee”) assessment of the performance of the Company and the NEOs relative to financial and strategic metrics approved by the Committee in early 2010 and based on the NEOs’ individual contributions. The performance metrics, individual performance ratings and individual LTI awards are discussed in depth later in this report. The Committee determined the CEO’s LTI award, and approved the CEO’s recommendations for LTI awards for the other NEOs.

In accordance with UST guidance, LTI in 2010 was structured not to exceed one-third of total NEO compensation and was paid in time-vesting restricted shares rather than in performance-based shares as has been the Company’s practice (see page 28 for details on previous performance share grants).

Since Webster redeemed UST’s CPP investment in 2010, UST guidance will not apply in 2011. The Committee plans to reinstitute variable STI and increase the LTI portion of compensation, a portion of which may be tied to Webster’s relative shareholder return performance against a peer goup over time.

Elements of 2010 Compensation

Base Salary.    Base salaries were adjusted in mid-2009 as a result of UST guidance which eliminated the short term bonus and redistributed the pay mix. The adjustments were in effect for 26 weeks in 2009 and continued for the full year 2010, resulting in a year-over-year increase in base salaries for NEOs. All NEOs agreed to receive 100% of the base salary adjustments in Webster stock under a board approved stock purchase plan. The stock salary that was paid as part of this program was not transferable until Webster exited CPP.

Annual Incentive Compensation.    Under UST guidance, NEOs were ineligible for an annual incentive compensation award for 2010.

Long-Term Incentive Compensation.    Webster grants long-term equity awards to motivate NEOs to allocate capital and other resources in support of strategies that increase economic profits over time. The board and the Committee believe that varying the amount of the grants based on Company and individual performance against measurable goals most closely aligns NEOs’ compensation with shareholders’ interests.

Based on UST guidance, LTI awards for 2010 performance were limited to restricted stock and cannot exceed one-third of total compensation. LTI awards vest upon the later of three years from the date of grant or at the repayment of CPP funds.

For 2010, Webster’s LTI program became variable based on performance. Accordingly, granting of LTI awards for 2010 was shifted from December 2010 to February 2011 so that the Committee could consider the full year’s results before making the variable grants based on corporate and individual performance compared to pre-established metrics and objectives. As a result, there are no LTI grants reflected in the Summary Compensation Table on page 32. In order to provide continuity as regards total compensation based on 2010 results, the Committee has provided an adjusted table reflecting the grants as a 2010 event on page 26. LTI amounts will reappear in the Summary Compensation Table in 2012.

The Committee’s Intentions for 2010 Compensation

The Committee believes that return on capital and performance against agreed upon financial, strategic and individual metrics should be primary determinants of executive compensation. Webster’s 2010 compensation program has been structured accordingly, in the context of UST guidance, and with special attention to ensuring that compensation plans do not encourage executive officers to take unnecessary or excessive risks that threaten the value of Webster.

For 2010, the Committee approved total compensation for NEOs that is generally higher than total compensation for 2009 given the significant improvement in financial and credit-related results and Webster’s strengthened risk infrastructure. The Committee also intended that total compensation should be less than the targeted total compensation levels in effect prior to Webster’s participation in the CPP. In setting compensation the Committee noted that while Webster improved its performance materially as compared to its 14 bank peer group, Webster still performed below the peer group median on several important financial measures.

2011 Long Term Incentive Grants Paid For 2010 Performance

In setting the year’s LTI program in early 2010, the Committee considered the desired total compensation opportunity relative to prior years’ targets and relative to peer group compensation for comparable positions, as well as UST guidance. The Committee took into consideration the base salaries of the NEOs and determined that the LTI target for each NEO should be set at approximately 28% of total compensation, with the maximum grant set at one-third of total compensation, in keeping with UST guidelines.

Detailed Report on LTI Awards

The Committee approved a set of financial and strategic performance metrics in early 2010 which, when combined with their evaluation of the CEO’s performance and the CEO’s evaluation of the NEOs’ performance, would lead to determination of LTI awards. The Committee then considered Webster’s performance relative to a 14 bank peer group and considered whether to make a discretionary adjustment to the awards.

The financial and strategic metrics consisted of 13 quantitative and qualitative performance objectives in total that were established at the beginning of 2010, as set forth in the table below. Seven financial metrics account for 50% of an NEO’s target LTI and measure profitability, cost efficiency, liquidity and capital position against the plan. Six strategic metrics account for 35% of an NEO’s target LTI and include Webster’s growth across the region, its ability to generate new loans and deposits, create new sources of revenue, manage credit and non-performing assets and make improvements to operations and technology, all measured against the plan.

Individual performance accounts for 15% of each NEO’s target LTI based on the NEO’s success in meeting performance objectives as determined by the Committee in the case of the CEO and by the CEO for the other NEOs.

When the Committee approved the financial and strategic metrics in early 2010, each objective within a category was assigned a weight, as set forth below. In early 2011, the Committee assessed the degree to which each objective was achieved and assigned a score between 50% and 160%. The score for each objective is included in the description below.

2010 Company Objectives (100%)	Objective Weight and Performance Scores
Financial Results	Measurement Weight: 50%
Adjusted Net Income Pre-tax	Objective Weight: 25.0% Score: 30.0%
Net Interest Margin	Objective Weight: 7.5% Score: 8.7%
Efficiency Ratio	Objective Weight: 7.5% Score: 5.2%
Earning Asset Growth	Objective Weight: 2.5% Score: 1.9%
Liquidity/Loan Deposit Ratio	Objective Weight: 2.5% Score: 3.6%
Tier 1 Common to RWA Ratio	Objective Weight: 2.5% Score: 3.0%
Total Risk Based Capital Ratio	Objective Weight: 2.5% Score: 3.0%
Total Weight: 50.0% Score: 55.4%
Strategic Initiatives	Measurement Weight: 35%
Core Footprint Business Banking Growth	Objective Weight: 5.8% Score: 7.2%
Geographic Expansion	Objective Weight: 5.8% Score: 5.2%
Superior Service Delivery	Objective Weight: 5.8% Score: 7.0%
Expand Source of Fee Income	Objective Weight: 5.8% Score: 6.0%
Continuous Improvement	Objective Weight: 5.8% Score: 6.4%
Capital and Risk Management	Objective Weight: 5.8% Score: 7.6%
Total Weight: 35.0% Score: 39.4%
Individual Performance	Measurement Weight: 15% Score: Individually determined

The following is a more detailed description of each of the 13 objectives listed above and includes the purpose of each objective, information on the degree to which each objective was achieved and the performance score assigned to the objective.

2010 Company Objectives (100%)

A. Financial Results – Measurement Weight: 50%

1. Adjusted Net Income Pre-tax – The Company set its main financial goal to increase net income over 2009.

•	Objective Weight: 25.0% Performance Score: 30.0%

•	Basis for Score: The Company attained $87.7 million in net income which equaled 151% of target. This score was capped at 120%, due to the significant impact of lower than planned loan loss provisions.

2. Net Interest Margin – The Company sought to increase its net interest margin by lowering its cost of funds and increasing loan spreads through pricing discipline.

•	Objective Weight: 7.5% Performance Score: 8.7%

•

Basis for Score: Webster was effective at lowering its cost of funds more than anticipated; Net Interest Margin of 3.34% for full year was higher than plan. In addition, loan spreads were higher in all lines of business, particularly in the middle market and industry sector.

3. Efficiency Ratio – Improved efficiency ratio was targeted to enhance efficiency in generating revenue.

•	Objective Weight: 7.5% Performance Score: 5.2%

•

Basis for Score: The efficiency ratio was unfavorable to plan as expense growth outpaced revenue growth, the result of charges taken in 2010 and higher than expected repossessed asset and foreclosure expenses as well as the impact of adopting Regulation E and the corresponding impact to fee income in the third and fourth quarters.

4. Earning Asset Growth – The Company sought growth in interest earning assets, specifically targeting core business banking portfolios.

•	Objective Weight: 2.5% Performance Score: 1.9%

•

Basis for Score: Actual 2010 loan balances were unfavorable to plan, but partially offset by an increase in investment balances. Slower than initially anticipated improvement in the regional economy, higher prepayments on base portfolio and timing of new banker hires affected the lower levels of loan balances in 2010.

5. Liquidity / Loan to Deposit Ratio – This measure, which indicates the percentage of a bank’s loans funded via deposits rather than borrowings is used to ensure appropriate liquidity levels at the Bank.

•	Objective Weight: 2.5% Performance Score: 3.6%

•	Basis for Score: Loan growth was unfavorable to plan driving an improvement in the liquidity ratio.

6. Tier 1 Common to Risk Weighted Assets (RWA) Ratio – This ratio uses Tier 1 capital divided by risk weighted assets.

•	Objective Weight: 2.5% Performance Score: 3.0%

•

Basis for Score: Tier 1 Common to Risk Weighted Assets (RWA) Ratio at 9.87% was favorable to plan driven by lower risk-weighted assets. Also, equity levels year-over-year were higher due to improved credit performance and the fourth quarter of 2010 Common Stock offering.

7. Total Risk Based Capital Ratio – This ratio constitutes the sum of Tier 1 and Tier 2 capital divided by risk-weighted assets.

•	Objective Weight: 2.5% Performance Score: 3.0%

•

Basis for Score: The Total Risk Based Capital Ratio at 13.91% was favorable to plan driven by lower risk-weighted assets. Also, equity levels year-over-year were higher due to improved credit performance.

The total of all metrics for Financial Results resulted in a score of 55% compared with a target weight of 50%.

B. Strategic Initiatives – Measurement Weight: 35%

1. Core Footprint Business Banking Growth – This goal targeted commercial and small business loan growth throughout the region.

•	Objective Weight: 5.8% Performance Score: 7.2%

•

Basis for Score: There was relatively high achievement on this metric due to the hiring of key talent in middle market (six key additions) and small business (12 key additions) which delivered new loan origination growth. Overall, new business loan originations were favorable to plan.

2. Geographic Expansion – Webster planned business growth at the outer regions of our footprint, in Boston, MA and Westchester County, NY.

•	Objective Weight: 5.8% Performance Score: 5.2%

•

Basis for Score: Webster opened a new financial center in Boston and completed staffing for key positions in Westchester County as well; soft opening of new regional headquarters in White Plains, NY occurred in November 2010. Gains were made in commercial and government banking, particularly in deposit gathering. Webster exceeded projected profitability level in Westchester County.

3. Superior Service Delivery – This initiative created a plan for technical improvements to reduce ATM and related system outages in our branch network. The goal was to reduce negative year-end customer service impacts by 35%.

•	Objective Weight: 5.8% Performance Score: 7.0%

•	Basis for Score: Customer service impacts from systems issues were decreased more than anticipated.

4. Expand Sources of Fee Income – This involved the introduction of new products and services to replace overdraft fees and increase current service income.

•	Objective Weight: 5.8% Performance Score: 6.0%

•

Basis for Score: Webster overachieved slightly in this area relative to plan with the launch of products such as Value Checking that created a fee base for checking products. Webster grew its revenue in cash management and related operations. The introduction of mobile banking also promises to provide alternative channels for service and acquisition.

5. Continuous Improvement – This initiative provides a constant review of ideas for cost savings and operational improvements along with possible sources of new revenue.

•	Objective Weight: 5.8% Performance Score: 6.4%

•

Basis for Score: In 2010, the Company identified almost $12 million in new Continuous Improvement ideas vs. goal of $10 million– all of which will be implemented by the end of 2011; the full run rate benefit of this portfolio of ideas will be realized in 2012. In addition, Webster successfully implemented $5.5 million in ideas from the OneWebster portfolio in 2010.

6. Capital and Risk Management – Increased focus on the management of non-performing assets was a priority along with careful management and pricing of new loan activity to avoid undue risk taking and manage the existing portfolio.

•	Objective Weight: 5.8% Performance Score: 7.6%

•

Basis for Score: Non-Performing Assets were reduced beyond expected levels. Non-Performing Assets decreased $100.2 million year-over-year to $301.8 million at year-end, significantly favorable to plan. All key asset quality metrics including past due loans and non-performing loans were favorable to plan.

The total of all metrics for Strategic Initiatives resulted in a score of 39% compared with a target weight of 35%.

Summary of LTIP Score Results and Awards

Webster achieved target or better on five out of seven financial goals and five out of six strategic goals. Three financial metrics: Adjusted Net Income Pre-tax, Tier 1 Common to Risk-Weighted Assets and Total Risk-Based Capital, were capped at 120% of target based on the CEO’s recommendation and the Committee’s concurrence, taking into account conditions and circumstances that favorably affected the Company’s results but were not anticipated when targets were established. This resulted in an adjusted weighted score of 55% for the financial measures compared to a target of 50% and a weighted score of 39% for the strategic measures compared to a target of 35%. The Committee believes that the revised scores appropriately reflect Webster’s performance and the contributions of the NEO’s in 2010.

The CEO recommended adjustments to the financial and strategic results as applied to each executive officer, based on his / her contribution to Webster’s financial and strategic performance. He then rated each officer based on his / her individual performance relative to stated objectives to arrive at a total score for each executive officer. He then adjusted that score for each executive officer based on each officer’s record of identifying, managing and mitigating risk, including an assessment of outcomes in the areas of compliance, operating risk, credit issues, audit findings or regulatory citings, or other contributions that should be taken into account. The Committee evaluated the CEO in the same manner.

The Committee then considered Webster’s performance relative to its peer group on 11 comparable financial metrics. The chart below shows Webster’s results on the 11 metrics along with its percentile ranking in 2009 and 2010 and changes relative to the peer group.

Measurement	Results	Percentile Rank YE 2009	Percentile Rank YE 2010	Percentile Rank Change Year over Year (“YoY”)
Net Interest Margin	3.34%	7%	14%	+7%
Efficiency Ratio	66.49%	22%	14%	- 8%
Non-interest Income / Operating Revenue (%)	26.89%	50%	43%	- 7%
Interest Earning Asset YoY Growth (%)	1.77%	7%	50%	+43%
Non-interest Bearing Deposit YoY Growth (%)	33.16%	31%	92%	+61%
Non-Performing Assets / Assets (%)	1.67%	50%	50%	0%
Reserves / Non-Performing Assets (%)	1.07%	79%	93%	+14%
Net Charge-offs / Loans (%)	1.23%	29%	43%	+14%
Reserves / Loans (%)	2.92%	86%	79%	- 7%
Return on Average Assets (%)	0.42%	21%	43%	+22%
Return on Average Equity (%)	3.96%	21%	43%	+22%

The Committee noted that Webster’s performance lagged the peer group in two measures: net interest margin and efficiency ratio; and significantly exceeded the peer group in three measures: non-interest bearing deposit growth, reserves to non-performing assets, and reserves to loans. Webster performed between the 43rd percentile and 50th percentile in six measures: non-interest income to operating revenue, interest earning asset growth, non-performing assets to total assets, net charge offs to total loans, return on average assets and return on average equity. Webster improved its position from 2009 relative to the peer group on seven metrics while declining in three. The Committee concluded that the considerable progress made in relative performance in 2010 was sufficient to offset Webster’s below median performance in most peer group measurements and elected to make no discretionary adjustments based on comparisons of Webster’s performance to the peer group.

LTI awards were made in restricted stock, 100% of which will vest at the end of three years. Awards were made to each NEO taking into consideration the rationale shown below:

Name and Principal Position	LTI Final Score
James C. Smith Chairman, President, Chief Executive Officer and Director	107%	Under the CEO’s leadership, Webster’s earnings in 2010 significantly exceeded budget and its capital position was strengthened materially. Financial and strategic metrics significantly exceeded goal. Webster completed its orderly repayment of UST’s CPP investment ahead of schedule on terms that minimized dilution to shareholders. Pursued a business strategy in anticipation of the regional economic recovery and stimulated loan originations and revenue growth. Implemented changes to the financial and strategic planning processes to better allocate capital and resources to strategies expected to increase economic profits over time. Worked closely with the CFO/CRO to strengthen the risk infrastructure and continue progress to a culture of compliance, and with marketing to develop Webster’s brand as a leading regional bank. Sustained high employee engagement levels throughout an economic downturn. Communicated Webster’s vision and progress clearly and effectively to all constituencies.
Gerald P. Plush Vice Chairman and Chief Operating Officer (Served as Sr. Executive Vice President, Chief Financial Officer and Chief Risk Officer during 2010)	120%	Held dual responsibilities as Chief Financial Officer and as Chief Risk Officer. Improved pricing and credit disciplines and drove significant increase in profitability; substantially reduced level of non-performing assets year over year as well. Assumed responsibility for strategic planning in 2010; merged with financial planning processes resulting in three year strategic plan initiatives including targets and financials. Led the Government / Institutional Banking business, substantially exceeding new relationship, operating account deposit and income targets. Implemented program to repay CPP in three installments including leading a significant capital raise plus cash that led to the successful repayment of remaining balance of CPP at year end. Also led efforts to institute RAROC models at the desk top in all business units and allocation of capital across all lines of business to ensure focus on economic profit. Oversaw regional expansion in Westchester County, NY which resulted in substantial deposit growth, hiring and build out of headquarters there and improvement in profitability in 2010. As CRO, led efforts to further improve risk culture and strengthen risk infrastructure and recruit successor CRO. In recognition of his performance, Mr. Plush was promoted to Vice Chairman and COO.
Joseph J. Savage Executive Vice President, Commercial Banking	106%	Achieved business plan for Commercial Banking, with total net income exceeding target by over 30%. Significantly increased loan origination in a year where loan demand in the market continued to be weak. Recruited several key bankers in the middle market segment and supported the expansion in Boston, MA, Providence, RI and Westchester County, NY. Solid credit management led to improving trends in non-performing loans and charge-offs. A reduction was made for certain risk management issues in two business units that were addressed by Mr. Savage during the year.
Jeffrey N. Brown Executive Vice President and Chief Administrative Officer	103%	Delivered key improvements to the Company infrastructure that included a reorganization of operations, a 43% reduction in negative customer impacts from system outages, a 60% improvement in systems response time in the branch network and continuing management of overall expenses. Led cultural initiatives that increased employee engagement to best in class levels during a challenging economic period. Oversaw implementation of the remaining $5.5 million in new ideas from the original OneWebster portfolio and identified $12 million in new ideas. A reduction in award was made for a specific vendor management issue that was addressed by Mr. Brown during the year.
Anne M. Slattery Executive Vice President, Retail Banking	105%	Led the corporate wide initiative to achieve Superior Service Quality including improving Webster’s convenience factor by extending branch hours in 50% of the branch network, extending the Customer Care Center hours to seven days a week as well as improving the availability of the ATM network. Worked closely with the senior marketing executive to successfully implement Webster’s “opt-in” program in accordance with Regulation E and introduced new products in consumer and business banking that increased fee income. Actively participated in distribution planning strategy initiative to optimize customer convenience and improve efficiency.

2010 Compensation Actions

The following table, which is not required, is provided to show total compensation earned by NEOs and other executive officers for 2010, given that LTI awards for 2010 performance were not determined until February 2011.

Name and Principal Position	Year	Cash Salary ($)	Stock Salary ($)	Total Salary ($)	Bonus ($)	2011 Stock Awards Received for 2010 Performance ($)	Total Direct Compensation Received For 2010 Performance ($)
James C. Smith Chairman, President, Chief Executive Officer and Director	2010	879,800	842,000	1,721,800	—	1,056,773	2,778,573
Gerald P. Plush Vice Chairman and Chief Operating Officer	2010	500,000	278,769	778,769	—	472,216	1,250,985
Joseph J. Savage Executive Vice President, Commercial Banking	2010	330,500	139,385	469,885	—	237,621	707,486
Jeffrey N. Brown Executive Vice President and Chief Administrative Officer	2010	324,000	142,154	466,154	—	227,729	693,883
Anne M. Slattery Executive Vice President, Retail Banking	2010	310,000	140,667	450,667	—	205,908	656,575

Setting Executive Compensation

The Committee sets the compensation of Webster’s NEOs. In so doing, the Committee regularly uses proxy information for a Compensation Peer Group (“CPG”) to review annually the compensation of Webster’s NEOs relative to comparable positions. This review is supplemented by available market survey data. The Committee may and has from time-to-time also used the CPG to consider market practice in other areas relevant to the scope of their responsibility. This may include, for example, change-in-control provisions, stock ownership guidelines and incentive plan design features.

In carrying out its responsibilities, the Committee engages an independent compensation consultant to offer market perspectives on annual pay, current executive compensation trends and compensation programs currently in place at Webster. The consultant also provides insight into regulatory issues affecting compensation. The Committee has the authority to hire and terminate the consultant and determine the nature and scope of the consultant’s assignments. During the first quarter of 2010, the Committee used Hewitt as outside compensation consultant to provide calculations in support of Webster’s stock plan proposal and to review the competitive landscape for the Committee. In June 2010, the Committee engaged McLagan as outside compensation consultant.

The Committee worked with McLagan to update the composition of the CPG. The objective of the selection process was to identify a group of peer banks that individually and collectively represent suitable comparators for compensation related analyses. Suitability is defined using a number of factors, including scope, business mix and geographic focus. Scope measures included total assets, net revenue, market capitalization and number of employees. Business mix was reflected by an analysis of loan composition (consumer, real estate, commercial and construction) and revenue composition (net interest vs. non-interest). In addition, banks with a geographic focus outside the continental United States were excluded regardless of the appropriateness of their scope and business mix. With McLagan’s assistance, the Committee identified the 14 companies listed below as the CPG:

Associated Banc-Corp	Fulton Financial Corporation
BancorpSouth, Inc.	People’s United Financial, Inc.
BOK Financial Corporation	Susquehanna Bankshares, Inc.
City National Corporation	Synovus Financial Corporation
Commerce Bancshares, Inc.	TCF Financial Corporation
Cullen/Frost Bankers, Inc.	Valley National Bancorp
First Niagara Financial Group, Inc.	Whitney Holding Corporation

At the direction of the Committee, McLagan reviewed management’s proposals to the Committee regarding 2010 executive compensation programs. McLagan also provided ongoing insights relating to trends in executive compensation in the banking sector. McLagan also presented an analysis of Webster’s 2009 and 2010 performance relative to the CPG as an additional point of reference. McLagan attended all Committee meetings after their selection and in each one of those meetings had the opportunity to meet with the Committee in executive session. The Committee weighs the consultant’s perspective as part of its decision making process. The Committee communicates compensation decisions directly to management. McLagan did not determine the amount or form of compensation paid to Webster’s executive officers or directors during 2010.

All elements of compensation are reviewed, both separately and in aggregate, by the Committee to ensure that the total amount of compensation is within appropriate competitive parameters based on data from independent sources and based on the performance of the Company and NEOs. The program is intended to provide NEOs with a targeted compensation opportunity commensurate with persons with similar duties and responsibilities at other financial institutions with comparable performance. In determining levels of NEOs’ overall compensation, the Committee also considers the qualifications and experience of the respective officer, Webster’s size and complexity of operations and, to a certain extent, the compensation paid to other persons employed by the Company.

In 2010, the Committee considered actual and, where available, target compensation data from the CPG. This data was presented to them by McLagan and contributed to an assessment of the competitiveness of actual and target pay for Webster NEOs. The Committee supplemented the compensation data from the peer group with survey data. The supplemental data included information from comparably sized companies in the finance/banking industry and came from the following surveys:

•	2009 Mercer U.S. Benchmark database and US Financial Services database of commercial banking companies with assets regressed to $17.6 billion.

•	2009 Towers Watson U.S. Financial Services Studies Executive Database of commercial banks with assets most closely approximating Webster’s size.

The Committee reviewed data covering both total compensation and the individual components of compensation and focused on targeting total compensation opportunities that are in line with the competitive market median. Consistent with the objectives of Webster’s compensation program, the Committee used the data as input for the Committee’s analysis and to obtain a general understanding of current compensation practices, rather than strict rules for establishing compensation. The Committee reviewed the total compensation opportunity of NEOs relative to the total compensation of the peer group and survey data, with individual variations based on job scope, tenure, retention risk, and other factors relevant to the Committee. A large portion of pay is tied to financial and strategic performance and other goals believed to be related to increasing shareholder value over the long term. Consequently, actual compensation received varies from targeted compensation.

In 2010, the Committee considered actual and, where available, target compensation data from the CPG. This data was presented to them by McLagan and contributed to an assessment of the competitiveness of actual and target pay for Webster NEOs. While there were no merit increases in 2010 as a result of this review, it should be noted that 2010 was the first full year of salary adjustments made in 2009.

Performance Shares.    Between 2004 and 2008, Webster granted performance shares to certain NEOs with final payouts based on criteria for performance over a three-year period, targeted to reinforce Webster’s primary objective of tying compensation to shareholders’ interests. Only the performance shares granted in 2008 remain outstanding. Performance shares granted to all participants in 2004, 2005 and 2006 were previously forfeited due to failure to achieve the threshold performance. In addition, performance shares granted in 2007 which matured in 2010 to Messrs. Smith, Plush, Savage and Brown were also forfeited due to failure to achieve the threshold performance.

The outstanding 2008 performance share awards are tied to Webster’s total shareholder return versus the companies in the KBW Regional Banking Index. The total shareholder return measure was selected because it best reflects the relative return that an investment in Webster provides to its shareholders. This group of companies was chosen because it represents a stable mix of the size and type of financial institutions that best compare with Webster. In addition, a list of these companies is readily available in a published index and it represents a large enough group to be relevant over the three-year measurement period.

Performance shares were not granted to NEOs in 2009 or 2010.

Forfeiture of Performance Shares.    Performance shares that were granted in 2004, 2005, and 2006 to Mr. Smith and to Mr. Plush in 2006 were forfeited because the threshold performance level was not achieved. Performance shares that were granted in 2007 to Messrs. Smith, Plush, Savage and Brown in the targeted amounts of $743,576, $202,846, $116,237, and $108,678 respectively were forfeited in 2010 because the threshold performance level was not achieved. Performance shares granted and forfeited are shown in the table below:

	2004(1)	2005(1)	2006(1)	2007(1)	Total
Name	Performance Shares	Performance Shares	Performance Shares	Performance Shares	Total Forfeited Performance Share Value
James C. Smith	$405,098 Forfeited	$606,056 Forfeited	$765,852 Forfeited	$743,576 Forfeited	$2,520,582
Gerald P. Plush	N/A	N/A	$294,541 Forfeited	$202,846 Forfeited	$497,387
Joseph J. Savage	N/A	N/A	N/A	$116,237 Forfeited	$116,237
Jeffrey N. Brown	N/A	N/A	N/A	$108,678 Forfeited	$108,678

(1)	All shares valued as of date of grant.

Retirement Plans

Pension Plan.    Webster Bank maintains a frozen defined benefit pension plan for eligible employees, including the NEOs. Webster stopped benefit accruals under the plan for all employees, including accruals under a non-qualified supplemental defined benefit plan (as discussed below) available to the NEOs, after December 31, 2007. The Pension Benefits section of this Proxy Statement details pension benefits for the NEOs.

401(k) Plan.    Webster Bank maintains a defined contribution 401(k) plan for eligible employees, including the NEOs. All participants in the plan, including each of the NEOs, are eligible to make pre-tax contributions from 1% to 25% of their pay, up to Internal Revenue Code (“IRC”) limits ($16,500 in 2010). Webster Bank matches the employee’s contributions on a dollar for dollar basis for the first 5% of pay the employee contributes. In addition, Webster provides transition credits ranging from 1% to 6% of pay for those employees including NEOs who were hired before January 1, 2007 and age 35 or older on January 1, 2008. The purpose of these contributions and credits is to help offset the impact of freezing the pension plan. A two-year vesting schedule applies to all Webster contributions. Under IRC limits, annual compensation in excess of $245,000 in 2010 may not be taken into account for determining benefits or contributions under the qualified plan. Employees who are age 50 or older by the last day of the year may contribute an additional $5,500 to the plan.

Supplemental Defined Benefit Plan.    Webster Bank maintains a frozen non-qualified supplemental defined benefit plan for certain executives, including NEOs who were participants in the pension plan. The purpose of the plan was to provide these individuals with supplemental pension benefits in excess of IRC limits for tax qualified pension plans. The plan was frozen as of December 31, 2007. Thus, service and compensation after this date are not used in calculating an NEO’s benefit from the plan.

Supplemental Defined Contribution Plan.    Webster Bank maintains a non-qualified supplemental defined contribution plan for certain executives, including the NEOs. This plan provides each NEO with an allocation to their supplemental 401(k) account equal to the additional match and transition credit contributions that would have been received by the officer in the qualified 401(k) plan if there were no IRC compensation or deferral limits. In addition, Mr. Smith and Mr. Plush receive an additional supplemental transition credit allocation equal to 25.5% and 10.0% of compensation, respectively. The purpose of the additional supplemental allocation is to help offset the impact of freezing the supplemental defined benefit plan.

Non-Qualified Deferred Compensation Plan.    The executive officers, including each of the NEOs, are eligible to participate in a voluntary non-qualified deferred compensation plan. The plan allows employees at the senior vice president level and above to defer a portion of their compensation because of the statutory limits under the qualified plan. This is a cost-effective method of offering a market-competitive benefit to the NEOs.

Employment Agreements

The NEOs do not have employment agreements, however Messrs. Smith, Plush, Savage and Brown are subject to non-competition agreements.

Other Executive Benefits

Webster offers a limited number of benefits to the NEOs and other executives in addition to the broad-based employee benefits program. Each benefit supports a specific objective, but falls within the overall purpose of recognizing leadership responsibility and contributions to the Company’s goals. Management reviews the benefits with the Compensation Committee for consistency with our organizational culture and market practices. These benefits are described in footnote 6 following the Summary Compensation Table.

Post-Termination Arrangements

Webster has had change in control agreements in effect with its NEOs for some time. However, as a result of Webster’s participation in the CPP and in accordance with the Interim Final Rules, Webster adopted an omnibus resolution that amended the benefits plans and agreements in which any of the NEOs could receive payments upon termination or change in control. The amendments cover the period required by Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), and applicable guidelines and regulations that prohibit any “golden parachute payment” as defined under Section 280G of the IRC. For this purpose, “golden parachute payment” is defined generally to mean any payment made on account of the executive’s departure. Accordingly, Webster had suspended all such arrangements during 2010. Since Webster is no longer subject to the CPP and the Interim Final Rules, change in control agreements for the NEOs are in effect for 2011.

Webster’s change in control practices are designed to retain the NEOs during rumored and actual change in control activity. During these times, continuity is a key factor in preserving the value of the business. Webster also provided other termination benefits designed to facilitate changes in key executives as needed. The amounts payable, triggering events and other terms of Webster’s change in control and other termination arrangements are set at the time of hiring by the Committee generally based on Company policy and competitive market information. Webster will be reviewing the provisions of the change in control agreements during 2011.

Executive Stock Ownership

Webster believes stock ownership by management is beneficial in aligning the interests of management and shareholders. Executive Stock Ownership Guidelines are established to enhance shareholder value and focus each executive’s attention on the long-term success of the Company. Webster adopted formal stock ownership guidelines for all of the executive officers, including the NEOs, in 2004 as shown below:

Name	Multiple of Base Cash Salary	Value of Multiple ($)	Target Ownership Status
James C. Smith	5X	4,399,000	Met

Gerald P. Plush	3X	1,500,000	Did not meet

Joseph J. Savage	3X	991,500	Met

Jeffrey N. Brown	3X	972,000	Met

Anne M. Slattery	3X	930,000	Did not meet

Once achieved, ownership of the guideline amount must be maintained for as long as the executive is subject to the stock ownership guidelines. Even if stock ownership guidelines have been achieved, NEOs are required to continue to hold all net vested restricted stock and performance shares and net shares of Common Stock delivered after exercising stock options for a minimum of one year. NEOs who do not meet the guidelines further agree to hold Common Stock received through LTI awards until they achieve their respective ownership thresholds. As of December 31, 2010, Messrs. Smith, Savage and Brown met the stock ownership guidelines. The Committee recognizes that ownership multiples have diminished in recent years due to decreases in the price of Webster Common Stock, offset in part by recent gains. In addition, the Committee noted that had performance shares previously granted and forfeited become vested, Mr. Plush would have met his ownership requirement. Given these fluctuations, the Committee believes the other NEOs are making satisfactory progress toward their ownership goals.

Policy on Internal Revenue Code Section 162(m)

As a result of Webster’s participation in the CPP, for as long as UST held any Webster securities acquired under the purchase agreement or the warrant, the deduction limit for remuneration paid to the senior executive officers during any taxable year was $500,000 instead of $1 million, and must be computed without regard to “performance-based” compensation and certain deferrals of income. As a result, Webster expects to have non-deductible compensation arising from amounts paid to its NEOs.

Say-on-Pay

In 2010, Webster’s advisory “Say-on-Pay” proposal received the support of a super-majority of the votes cast, affirming Webster’s compensation philosophy, policies and practices. Therefore, no changes were made in response to the vote.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables contain certain compensation information for the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as NEOs on December 31, 2010:

Summary Compensation Table

Salary, bonus, incentive payments and other compensation amounts to Webster’s NEOs are summarized in the following table. Some of the amounts below represent the opportunity to earn future compensation under performance-based compensation incentives that may be forfeited based on future performance vesting. As a result of mixing compensation paid and contingent compensation, the total shown in the Summary Compensation Table includes amounts that the named executives may never receive.

In reference to the Summary Compensation Table below, Mr. Smith forfeited the three-year performance share grant that would have vested after the close of 2008, Messrs. Smith and Plush forfeited the three-year performance share grants that would have vested after the close of 2009 and Messrs. Smith, Plush, Savage and Brown forfeited the three-year performance share grants that would have vested after the close of 2010.

Name and Principal Position	Year	Salary ($)[1]		Bonus ($)	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
James C. Smith Chairman, President, Chief Executive Officer and Director	2010 2009 2008	1,721,800 1,335,800 879,800		— — —	— 827,598 900,650	— — 730,109	— — —	606,700 696,500 306,800	649,482 516,654 347,449	2,977,982 3,376,552 3,164,808

Gerald P. Plush Vice Chairman and Chief Operating Officer	2010 2009 2008	778,769 651,000 433,019	[7]	— — —	— 354,352 292,491	— — 237,104	— — —	4,000 1,700 3,200	166,040 142,533 236,421	948,809 1,149,585 1,202,235

Joseph J. Savage Executive Vice President, Commercial Banking	2010 2009 2008	469,885 406,000 330,500		— — —	— 208,428 144,995	— — 117,542	— — —	33,800 27,600 20,200	68,361 64,545 69,915	572,046 706,573 683,152

Jeffrey N. Brown Executive Vice President and Chief Administrative Officer	2010 2009 2008	466,154 401,000 324,000		— — —	— 204,118 142,143	— — 115,233	— — —	62,800 40,500 32,300	64,689 60,474 63,263	593,644 706,092 676,939

Anne M. Slattery Executive Vice President, Retail Banking	2010 2009 2008	450,667 41,731 —		— 25,000 —	— 193,496 —	— — —	— — —	— — —	20,171 1,846 —	470,838 283,714 —

[1]

For 2010, salary was paid to the NEOs in both cash and common stock, as follows: Mr. Smith: $879,800 and $842,000, respectively; Mr. Plush: $500,000 and $278,769 respectively; Mr. Savage: $330,500 and $139,385, respectively; Mr. Brown: $324,000 and $142,154, respectively; and Ms. Slattery: $310,000 and $140,667, respectively.

[2]

Amounts shown in this column are based on the grant date value related to restricted stock awards made in 2009 and to restricted stock and performance shares in prior years, in accordance with FASB ASC Topic 718 (formerly FAS 123R). Webster uses three-year cliff vesting for most annual restricted stock grants awarded since 2005. In prior years, the annual restricted stock awards vested at the rate of 50% after the third anniversary and the remaining 50% after the fifth anniversary. No grants were made in 2010. Grants that would normally be made in December 2010 were made in February 2011. For more information, see “Compensation Discussion and Analysis” herein.

[3]

Amounts shown in this column are based on the grant date value related to stock option awards made in prior years in accordance with FASB ASC Topic 718 (formerly FAS 123R). Webster uses a four-year ratable vesting requirement for most stock option awards.

[4]	Amounts in this column represent cash awards paid under the performance-based annual incentive plan.

[5]

The Bank maintains both a frozen tax-qualified pension plan and a frozen non-qualified supplemental defined benefit plan. These are described more fully in the Pension Benefits section of this Proxy Statement. Benefit accruals for service and compensation were frozen after December 31, 2007. The change in pension value in 2010 is primarily due to the effect of interest growth resulting from the one-year passage of time and changes in assumptions used for valuation. The amounts in this column reflect the increase in the actuarial present value of the NEOs’ benefits under both plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Specifically, the assumptions used to value the accumulated benefits are as follows: at December 31, 2010 consisted of a 5.50% interest rate for the qualified plan versus 5.95% in 2009, a 5.10% interest rate for the non-qualified supplemental plan versus 5.75% in 2009, and the RP2000 mortality table projected to 2016, blending mortality rates for employees and annuitants (hereafter, the “RP2000 Mortality Table”). The changes in pension value in 2010 under the tax-qualified pension plan and non-qualified pension plan for each of the NEOs were as follows:

Name	Change in Qualified Pension Value ($)	Change in Non-Qualified Pension Value ($)	Total ($)
James C. Smith	106,200	500,500	606,700
Gerald P. Plush	4,000	—	4,000
Joseph J. Savage	17,900	15,900	33,800
Jeffrey N. Brown	33,200	29,600	62,800
Anne M. Slattery	—	—	—

For 2009, the amounts shown in this column have been reduced from the amount actually included for 2009 in the Proxy Statement filed in 2010. The amounts in the 2010 Proxy Statement were overstated to include earnings on non-qualified deferred compensation which were not preferential or above-market earnings. This overstatement has now been corrected.

[6]

All Other Compensation includes amounts contributed or allocated, as the case may be, to the 401(k) plan (excluding the executive officer’s contributions to the qualified 401(k) plan), the non-qualified supplemental defined contribution plan, a car allowance, a premium on a term life insurance policy and costs for a home security system. All Other Compensation items in the Summary Compensation Table also include the following amounts:

Name	401(k) Plan ($)	Supplemental Defined Contribution Plan ($)

James C. Smith	26,950	601,507

Gerald P. Plush	22,050	125,916

Joseph J. Savage	26,950	24,737

Jeffrey N. Brown	24,500	22,115

Anne M. Slattery	1,431	1,425

[7]	The annual salary paid to Mr. Plush from January 1 through December 15, 2008 was $432,500 and thereafter $500,000.

Grants of Plan-Based Awards

During the fiscal year ended December 31, 2010, no non-equity incentive plan and equity incentive plan awards were made to the NEOs.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding option awards and unvested stock awards held by Webster’s NEOs as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
James C. Smith	61,975 62,525 65,728 60,707 47,182 64,483 79,649 106,837	26,550 106,837		29.8400 34.6000 45.5500 49.6200 47.4000 48.8800 32.0300 12.8500	12/17/2011 12/16/2012 12/15/2013 12/20/2014 12/20/2015 12/19/2016 12/18/2017 12/16/2018	67,394	[5]	1,327,662	23,215 56,538	[3] [4]	457,336 1,113,799
Gerald P. Plush	10,612 17,340 21,727 34,695	7,243 34,696		47.8100 48.8800 32.0300 12.8500	07/05/2016 12/19/2016 12/18/2017 12/16/2018	28,856	[5]	568,463	6,333 18,361	[3] [4]	124,760 361,712
Joseph J. Savage	9,375 12,121 11,004 10,165 8,131 10,079 12,450 17,200	4,151 17,200		38.1700 34.6000 45.5500 49.6200 47.4000 48.8800 32.0300 12.8500	04/24/2012 12/16/2012 12/15/2013 12/20/2014 12/20/2015 12/19/2016 12/18/2017 12/16/2018	16,973	[5]	334,368	3,629 9,102	[3] [4]	71,491 179,309
Jeffrey N. Brown	5,825 7,677 6,972 6,749 6,032 6,867 1,300 11,640 16,862	3,880 16,862		29.8400 34.6000 45.5500 49.6200 47.4000 48.8800 48.8800 32.0300 12.8500	12/17/2011 12/16/2012 12/15/2013 12/20/2014 12/20/2015 12/19/2016 12/19/2016 12/18/2017 12/16/2018	16,622	[5]	327,453	3,393 8,923	[3] [4]	66,842 175,783
Anne M. Slattery	—	—		—	—	15,757	[5]	310,413	—		—

[1]	The remaining vesting dates of each option is listed in the table below by expiration date:

Table of Option Vesting Dates

EXPIRATION DATE	VESTING DATE 1	VESTING DATE 2
12/18/2017	12/18/2011
12/16/2018	12/16/2011	12/16/2012

[2]	Market value calculated by multiplying the closing market price of Webster’s Common Stock on December 31, 2010, or $19.70, by the number of shares of stock.

[3]	These shares were forfeited subsequent to December 31, 2010 due to the failure to achieve applicable performance criteria as of the end of fiscal year 2010.

[4]	The number of shares to be awarded will be determined based on achievement of the performance criteria after the close of fiscal year 2011.

[5]	The restricted stock award will vest and be transferable on December 23, 2012, the third anniversary of the date of grant.

Option Exercises and Stock Vested

During the fiscal year ended December 31, 2010, no NEO exercised stock options or had shares of restricted stock vest.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under both the frozen pension plan and the frozen supplemental defined benefit plan as of December 31, 2010. The accumulated benefit value is based upon the benefit that is payable at the executives’ Normal Retirement Age (65).

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

James C. Smith	Webster Bank Pension Plan	30.0	1,029,500	0
	Supplemental Defined Benefit Plan for Executive Officers	32.3	5,389,000	0

Gerald P. Plush	Webster Bank Pension Plan	2.0	28,800	0

	Supplemental Defined Benefit Plan for Executive Officers	2.0	0	0

Joseph J. Savage	Webster Bank Pension Plan	6.0	153,900	0
	Supplemental Defined Benefit Plan for Executive Officers	6.0	142,200	0

Jeffrey N. Brown	Webster Bank Pension Plan	12.0	246,800	0

	Supplemental Defined Benefit Plan for Executive Officers	12.0	178,500	0

Anne M. Slattery[1]	Webster Bank Pension Plan	—	—	0
	Supplemental Defined Benefit Plan for Executive Officers	—	—	0

[1]	Ms. Slattery jointed Webster after the pension plan and supplemental defined benefit plan were frozen and therefore she has accumulated no credited years of service under either plan.

Webster Bank maintains a frozen pension plan for eligible employees of Webster Bank and affiliated companies that have adopted the plan. Pension benefits in the pension plan were frozen as of December 31, 2007. Thus, service and compensation after this date will not be used in calculating a benefit from this plan.

The pension plan is a qualified plan under the IRC and complies with the requirements of the Employee Retirement Income Security Act of 1974, as amended. All employees hired before January 1, 2007 were eligible to participate in the pension plan upon attaining age 21 and completing one year of service.

Benefits under the pension plan are funded solely by contributions made by Webster Bank. Under the pension plan’s benefit formula, a participant’s monthly normal retirement benefit will equal the sum of: (a) his or her accrued benefit as of December 31, 1986 (adjusted through August 31, 1996 to reflect certain future increases in compensation), plus (b) the sum of 2% of the participant’s monthly compensation for each year of credited service beginning on or after January 1, 1987 through August 31, 2004, plus (c) the sum of 1.25% of the participant’s monthly compensation if the participant has less than 10 years of credited service at the beginning of the year, or 1.50% of the participant’s monthly compensation if the participant has 10 or more years of credited service at the beginning of the year, for each year of credited service beginning on or after September 1, 2004 through December 31, 2007. In general, benefits may not be based on more than 30 years of credited service. The normal form of benefit is a life annuity for the participant’s lifetime. A pension plan participant becomes 100% vested in the benefits under the pension plan upon completion of five years of service. Benefit payments to a participant or beneficiary may commence upon a participant’s early retirement date (age 55), normal retirement date (age 65), deferred retirement date or death. Benefits payable at early retirement date are reduced 1/15th each year for the first five years and 1/30th each year for the next five years before normal retirement date. Messrs. Smith and Savage are eligible for early retirement benefits. Participants may elect to receive their benefits in one of several optional forms, including a lump sum or periodic payments during the participant’s lifetime or during the lifetime of the participant and his or her surviving spouse or designated beneficiary. The lump sum option has been eliminated for benefits earned after January 26, 1998.

Webster Bank also maintains a frozen non-qualified supplemental defined benefit plan for executive officers. As with the qualified pension plan, pension benefits in the non-qualified supplemental defined benefit plan were frozen as of December 31, 2007. Thus, service and compensation after this date will not be used in calculating an executive’s benefit from this plan.

The frozen supplemental defined benefit plan provides supplemental pension benefits that are not available under the pension plan because annual compensation in excess of $245,000 in 2010 (subject to cost of living increases) may not be used in the calculation of retirement benefits under the IRC and because annual pension benefits are subject to a maximum of $195,000 in 2010 (subject to cost of living increases). Annual compensation for both the qualified pension plan and the supplemental defined benefit plan is defined as base pay, overtime, commissions, and bonuses (including bonuses for which the participant has deferred to a future year).

In place of the pension formula in the supplemental plan, Mr. Smith receives a benefit at age 65 equal to 60% of the average of the highest compensation during five consecutive calendar years, reduced by benefits from the pension plan and Social Security. The 60% is prorated based upon service at the time the benefits were frozen to service at age 65. The benefit is also reduced in the event of retirement before age 65 in the same manner as the pension plan. Benefits under the supplemental defined benefit plan are payable in monthly installments or a lump sum. The assumptions used to determine the present value of the accumulated benefits for purposes of the Pension Benefits table consisted of a 5.50% interest rate for the qualified plan, a 5.10% interest rate for the non-qualified supplemental defined benefit plan, and the RP2000 Mortality Table.

Non-Qualified Deferred Compensation

The following table shows the contributions to, the earnings of, and the distributions from each NEO’s account under Webster’s non-qualified deferred compensation plans for the fiscal year ended December 31, 2010.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)[1]	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

James C. Smith	—	601,507	898,796	—	2,785,273

Gerald P. Plush	—	125,916	32	—	407,432

Joseph J. Savage	—	24,737	9,547	—	132,380

Jeffrey N. Brown	—	22,115	12	—	143,369

Anne M. Slattery	—	1,425	—	—	1,425

[1]	The amounts in this column are reported as supplemental defined contribution plan contributions in “All Other Compensation” in the Summary Compensation Table on page 32 of this Proxy Statement.

[2]	The amounts in this column show the investment gain or loss for each NEO during 2010, based on the investment choices selected by each NEO.

Deferred Compensation

Executive officers are eligible to participate in a voluntary non-qualified deferred compensation plan. Under the terms of the plan, executive officer participants may elect to defer up to 25% of their base pay and up to 100% of their bonuses. All deferred compensation accounts are payable upon death, disability, termination of service or a specified date after the year of deferral. Distribution elections may be paid in a lump sum or in ten annual installments, except in the case of disability, where lump sum distribution is required.

Potential Payments on Termination or Change in Control

Historically, Webster has entered into Change in Control Agreements and Non-Compete Agreements with its NEOs, which provide post-termination payments to the NEOs. For the duration of Webster’s participation under the CPP, these agreements were nullified. On December 29, 2010, Webster repurchased all of its remaining outstanding preferred stock issued to the UST pursuant to the CPP. As a result, the Change in Control and Non-Compete Agreements again became effective as of December 30, 2010. In addition, Webster entered into a Change in Control Agreement with Ms. Slattery on February 22, 2011.

Change in Control Agreements

Change in control provisions benefit Webster’s shareholders by assisting with retention of executives during rumored and actual change in control activity when continuity is a key factor in preserving the value of the business. Other termination benefits are provided based on the time needed by executives of that level to find new employment and to facilitate changes in key executives as needed.

Webster has entered into a Change in Control Agreement with each of the NEOs. Pursuant to the Change in Control Agreements between Webster and Messrs. Smith, Plush, Savage and Brown, each executive is eligible to receive payments and other benefits, subject to the conditions described below, in the event the executive is terminated during the three year period following a change in control. A change in control is defined by the agreements as:

•

with certain exceptions, the acquisition by any person of beneficial ownership of 20% or more of either (i) the outstanding shares of the Common Stock or (ii) the combined voting power of the outstanding voting securities of Webster entitled to vote generally in the election of directors;

•

individuals who, as of the date of each executive’s agreement, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, except for individuals subsequently joining the Board who are approved by at least a majority of the Incumbent Board of Directors, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors;

•	generally, consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Webster (with certain standard exceptions); or

•	approval by the shareholders of a complete liquidation or dissolution of Webster.

Payments and Benefits.    The payments and benefits payable to the named executive officers under the Change in Control Agreements are as follows:

•

Death or Disability.    If an executive’s employment is terminated by reason of death or disability (defined as the absence of the executive from his or her duties on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness determined to be total and permanent), following a change in control, the executive, or the executive’s estate, as the case may be, is entitled to receive the executive’s accrued salary, bonus, deferred compensation (together with accrued interest or earnings thereon), any accrued vacation pay plus any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies.

•

Cause.    If an executive’s employment is terminated for Cause following a change in control, the Change in Control Agreement terminates and the executive is entitled to receive only his or her annual base salary through the date of termination, the amount of any compensation previously deferred by the executive, and any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies. Cause is defined as:

¡

the willful and continued failure by the executive to perform substantially the executive’s duties with Webster or one of its affiliates (other than a failure resulting from incapacity due to physical or mental illness), after written demand for performance is delivered to the executive by the Chief Executive Officer, or

¡	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Webster.

•

For Good Reason or Other than for Cause, Death or Disability.    Executives are entitled to certain payments and continued benefits in the event of a termination following a change in control other than for Cause, Death or Disability, or in the event the executive terminates his or her employment for “Good Reason.” Good Reason is defined as:

¡

the assignment to the executive of duties inconsistent with the executive’s position, authority, duties or responsibilities resulting in a diminution in such position, authority, duties or responsibilities;

¡	the failure by Webster to comply with the compensation terms of the executive’s change in control agreement;

¡	Webster’s requirement that the executive be based at any location 35 miles or greater than the location where the executive was employed prior to the change in control;

¡	the termination by Webster of the executive’s employment other than expressly as permitted by the change in control agreement; or

¡	the failure by Webster to require that any successor assume, and perform according to, the executive’s change in control agreement.

In the event of a termination under the above circumstances, the executive is entitled to:

•	the executive’s base salary through the termination date to the extent not previously paid;

•	a prorated bonus based on the higher of the bonus required to be paid for such fiscal year under the agreement or the bonus paid or payable for the most recently completed fiscal year;

•	any previously deferred compensation and accrued vacation pay;

•	in the event of a Good Reason resignation or termination other than for Cause, death or disability, an amount equal to three times the sum of the executive’s base salary and bonus;

•

the additional amounts that would have been contributed or credited to his or her 401(k) accounts in both the qualified and supplemental 401(k) plans if the executive’s employment had continued for three years after the date of termination based on the compensation amounts that would have been required to be paid to him or her under the change of control agreement;

•	continued benefits for the executive and his or her family for a period of three years following termination;

•	outplacement services; and

•	any other amounts or benefits to which he or she is entitled under any agreement or plan of Webster and its affiliated companies.

In addition, if the payments or benefits provided to an executive officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (relating to excess parachute payments), Webster will pay to the executive officer a gross-up amount sufficient (after all taxes) to pay such excise tax (including interest and penalties with respect to any such taxes). However, if the payments and distributions do not exceed 110% of the maximum amount that could be paid to the executive officer such that no excise tax would be imposed, no gross-up payment will be made and the payments and distributions will be reduced to such maximum amount.

Ms. Slattery’s Change in Control Agreement is similar to the Change in Control Agreements for the other NEOs, except that Ms. Slattery’s agreement covers a two-year period following a change in control and provides for payment of up to two times base salary and bonus, and benefits coverage for two years following termination. Ms. Slattery is not entitled to any gross-up payment in the event she would be subject to excise tax.

Assuming a December 31, 2010 termination event, the aggregate value of the payments and benefits to which each named executive officer would be entitled in the event of termination other than for Cause, Death or Disability, or in the event the executive terminates employment for Good Cause would be a follows:

Name	Salary Payments and Bonus ($)	Accrued Deferred Compensation and Vacation ($)	Qualified and Nonqualified 401(k) Contribution Equivalent ($)	Benefits, and Health Programs ($)	Value of Accelerated Equity ($)[1]	Tax Gross-Up ($)		Total ($)
James C. Smith	2,639,400	0	1,885,371	127,234	1,671,569	2,370,001		8,693,575

Gerald P. Plush	1,500,000	0	443,898	121,083	574,308	1,002,371		3,641,660

Joseph J. Savage	991,500	0	155,062	115,166	297,629	0	[2]	1,526,935

Jeffrey N. Brown	972,000	0	139,846	120,751	291,542	0	[2]	1,451,301

Anne M. Slattery[3]	620,000	0	45,067	92,048	73,660	0		830,775

[1]

In the event of a change in control, all equity awards granted under Webster’s Amended and Restated 1992 Stock Option Plan that are outstanding immediately prior to the change in control shall become fully vested and exercisable. Assuming a December 31, 2010 change in control, the value of all equity awards that would vest and become exercisable for each NEO would be as follows:

Name	Value of Stock Options ($)	Value of Restricted Shares ($)	Value of Performance Restricted Shares ($)
James C. Smith	242,721	315,049	1,113,799

Gerald P. Plush	77,703	134,894	361,712

Joseph J. Savage	38,976	79,344	179,309

Jeffrey N. Brown	38,056	77,703	175,783

Anne M. Slattery	—	73,660	—

[2]

The payments and benefits paid to Messrs. Savage and Brown would not exceed 110% of the maximum amount that could be paid to each executive officer and therefore no excise tax would be imposed. Thus, no gross-up payment would be made and the payments and distributions would be reduced to the maximum amount.

[3]	Ms. Slattery entered into her Change in Control Agreement on February 22, 2011. Information for Ms. Slattery is provided as if her agreement was in effect on December 31, 2010.

Non-Change-in-Control Executive Severance Plan

Under Webster’s non-compete agreement with each NEO, other than Ms. Slattery, if Webster terminates an NEO without Cause (and under circumstances in which payment would not be due under the Change in Control Agreements) severance benefits become payable. The executive’s severance benefits for involuntary termination without Cause are (a) a lump sum payment equal to the sum of (x) the executive officer’s then current annual base salary and (y) the prorated amount of any target bonus to be paid pursuant to Webster’s annual incentive compensation plan during the then current fiscal year, and (b) subject to certain limitations, continued medical and dental coverage for the shorter of one year or until the executive officer accepts other employment on a substantially full time basis if earlier. The executive’s receipt of the foregoing severance payments and benefits is conditioned upon the executive entering into a general release and waiver in favor of Webster, and in consideration of the payment the executive agrees to a one-year non-competition and non-solicitation covenant.

Pursuant to Webster’s Amended and Restated 1992 Stock Option Plan, in the event an executive is terminated by Webster without Cause, and the termination occurs prior to the full vesting and exercisability of an executive’s options, the portion of the executive’s options considered vested and exercisable is to be determined by reference to the length of time the executive was employed by Webster.

Assuming a termination other than for Cause occurred as of December 31, 2010, the amounts estimated to be paid to each of the NEOs under the Executive Severance Policy and the Amended and Restated 1992 Stock Option Plan would be as follows:

Name	Salary ($)	Bonus ($)	Health Programs ($)	Value of Options ($)	Value of Restricted Shares ($)	Value of Performance Restricted Shares ($)[1]	Total ($)
James C. Smith	1,721,800	0	11,379	426,899	442,541	742,532	3.345,151

Gerald P. Plush	778,769	0	11,379	138,637	189,475	241,128	1,359,388

Joseph J. Savage	469,885	0	11,379	68,726	111,443	119,540	780,973

Jeffrey N. Brown	466,154	0	11,379	67,377	109,138	117,176	771,224

Anne M. Slattery	450,667	0	4,305	—	103,464	—	558,436

[1]

The value given is based upon the pro-rated target value at the time of termination; however, potential distributions would not be made until the completion of the performance period. The risk of forfeiture would still exist after pro-ration and acceleration.

Risk Assessment Report

In accordance with the Interim Final Rules, the Committee has discussed, evaluated and reviewed with senior risk officers, including receiving the report of the Chief Risk Officer, each compensation program applicable to Webster’s senior executive officers and other employees. The Committee has concluded that, by design, Webster’s compensation programs do not incentivize excessive risk taking by senior executive officers (“SEOs,” as defined pursuant to section 111 of the EESA) or encourage the manipulation of earnings by employees in order to enhance the compensation of any employee. In addition, the following agreements and organizational structure restrain risk taking to reasonable levels and discourage the manipulation of earnings with respect to Webster’s compensation programs:

•

The “clawback” feature applicable to SEOs and other restricted employees supports the accuracy of Webster’s financial statements and encourages the executives to focus on maintaining accurate books and records and on complying with relevant accounting policies. Under the “clawback,” any bonus or incentive compensation for executives is subject to recovery by Webster if such compensation is based on statements of earnings, gains or other criteria that are later shown to be materially inaccurate, without regard to whether the inaccuracy arose from any misconduct.

•

The vesting elements of the equity awards align the interests of the officers with the long-term health of the Company, the quality of earnings, the interests of shareholders, and the interests of the U.S. government.

•	The mix of cash and equity awards provided an appropriate balance between short-term and long-term risk and reward decisions.

•

Strong governance structure, which includes key elements such as a code of conduct policy, various risk management and board committees and a new activity process with embedded risk controls and executive approvals.

•	Risk function reports outside of the lines of business and the pay of risk managers is not determined by the businesses they evaluate.

•	Stock ownership requirements that align senior officers with the interests of the shareholders.

•	Inherent risk of loan growth is mitigated by strong internal credit and quality controls.

•	Shared accountability for incentive design, budget and payout with strong oversight by the Human Resources Committee and the Compensation Committee.

•	Previously granted performance shares are forfeited if threshold performance is not achieved.

The Committee concluded that the design of the compensation structure for Webster’s employees does not encourage those individuals to take unnecessary or excessive risks that threaten the value of the institution. The Committee furthermore concluded that the structure provides strong incentives to appropriately balance risk and reward, provides sufficient risk controls and aligns the interests of the employees with those of shareholders and the U.S. government.

The following table provides a description of the objective, key features and risk assessment as to each element of Webster’s compensation programs.

Compensation Element	Objective	Key Features	Risk Assessment
Base Salaries	To provide a minimum, fixed level of cash compensation for employee retention.	Targeted at the 50th
percentile of our
competitive group market
data but actual may vary
based on employee
performance.

Adjustments are based on
an individual’s current
and expected future
performance, internal
equity, and pay relative
to the market.

Our base salary
component of
compensation does not
encourage risk-taking or
earnings manipulation
because it is a fixed
amount. Base salary
increases for NEOs and
the next ten highest
compensated were paid
in Webster stock that was
not transferable until the
expiration of the CPP
period.
Incentive Plans:
•Senior Officers	Participants are heads of businesses or staff departments and senior vice president direct reports (NEOs and the next ten highest compensated executives are not eligible in 2010).	50% of the annual incentive is tied to corporate performance. Remaining 50% of the incentive is tied to a combination of the business/department performance and the individual’s contribution.	Annual incentive plan
awards are capped at 2
times target and they are
not tied to formulas that
could focus executives on
specific short-term
outcomes. Management
discretion is applied
before incentives are
paid. Annual incentive
awards were suspended
for the NEOs and the
next ten highest
compensated executives
and none were made
while Webster’s CPP
funding was outstanding.
•Staff Bonuses	Participants are vice presidents and below in staff departments.	25% of the annual incentive is tied corporate performance. Remaining 75% of the incentive is tied to a combination of the business/department performance and the individual’s contribution.	Annual incentive plan
awards are capped at 2
times target and are made
based on a review of a
variety of indicators of
performance, thus
diversifying the risk
associated with any
single indicator of
performance.
Management discretion is
applied before incentives
are paid.

Compensation Element	Objective	Key Features	Risk Assessment
• Business Lines	Participants are in business production and sales support roles.	25% of the annual incentive is tied to corporate performance. Remaining 75% of the incentive is tied to a combination of the business performance and the individual’s contribution.	Incentives are aligned
with business and
corporate financial goals
and strategic objectives.
Awards are made based
on a review of a variety
of indicators of
performance, thus
diversifying the risk
associated with any
single indicator of
performance.
Management discretion is
applied before incentives
are paid.
• Commissions	Participants are in direct sales roles.	Monthly or quarterly payments generally based on a percentage of expected revenue or profit.	Commissions are aligned
with business and
corporate financial goals
and strategic objectives.
Pricing and credit
decisions are made
outside the participants in
these plans by individuals
who do not benefit by the
incentive decision,
thereby controlling the
risk associated with each
sale.
Equity Awards	To retain officers and align their interests with those of shareholders.	Total compensation targeted at the 50th percentile of our competitive group market data.	Focus on Webster’s long- term performance and discourage short-term risk taking.

• Stock Options and Restricted Stock	Participants are selected senior vice presidents and above (NEOs and the next ten highest compensated executives are not eligible in 2010).	Annual stock option awards generally vest in 25% annual installments over four years. Annual restricted stock awards generally vest in full on the third anniversary of the grant date.	Stock option grants were
suspended, for the NEOs
and the next ten highest
compensated executives,
and none were made
while Webster’s CPP
funding was outstanding.

Executive officers are
subject to Webster’s
executive stock
ownership guidelines and
to the Treasury
transferability
restrictions.

Compensation Element	Objective	Key Features	Risk Assessment
• Long-Term Cash	Participants are selected vice presidents and above who do not receive other equity awards.	Annual long-term cash awards generally vest in full on the third anniversary of the grant date.	Annual long-term cash awards are capped at 2 times the grant date value.
Stock Purchase Plan	To encourage employee stock ownership, further aligning individual interests with those of shareholders.	Broad-based program under which employees, including executive officers, can purchase up to $25,000 in market value of Webster stock annually.	Focus on Webster’s long- term performance and discourage short-term risk taking.
401(k) Retirement Plan	To provide a desired level of retirement income for employees.	Broad-based plan under which Webster makes matching contributions (a percentage of eligible compensation) up to the tax code limit. Webster’s contributions vest after two years of service.	These benefits are subject to federal government regulations.
Elective Deferred Compensation Plan:	To provide voluntary retirement savings in a tax-efficient manner. Participants are senior vice presidents and above.	Officers can elect to
defer up to 25% of their
base salaries and 100%
of their annual incentive
cash payments.

Balances in the deferred
compensation plan are
unfunded obligations of
Webster. The balances
are adjusted on the basis
of notional investment
returns; returns are not
set or guaranteed by
Webster.

These benefits are unsecured promises to pay in the future.

Compensation Element	Objective	Key Features	Risk Assessment
Supplemental Defined Contribution Plan	To provide retirement savings in a tax-efficient manner. Participants are selected executive vice presidents and above.	Any 401(k) contributions
that cannot be made on
eligible earnings in
excess of the tax code
limit of $245,000 are
allocated to the executive
officer’s deferred
compensation account.

CEO and CFO receive
supplemental transition
credits to provide partial
offset for the frozen
supplemental defined
benefit plan.

These benefits are
unsecured promises to
pay in the future, and
payment can occur no
earlier than termination
of employment. Webster
Common Stock is a
notional investment
option under the plan for
CEO and CFO only.
Pension and Supplemental Defined Benefit Plans	To provide a fixed retirement benefit.	Both plans were frozen in 2007.	No additional benefits are accrued.
Severance and Change in Control Plans	Assists in the retention of employees when continuity is a key factor in preserving the value of the company.	Severance for non- executives is determined by a combination of years of service and title. Maximum severance amount is 52 weeks.	Severance and change in control plans were suspended, for the NEOs and the next ten highest compensated executives, and none were made while Webster’s CPP funding was outstanding.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Becker (Chairman), Coulter, Crawford, Pettie and Shivery. No person who served as a member of the Compensation Committee during 2010 was a current or former officer or employee of Webster or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with Webster required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2010, which generally means that no executive officer of Webster served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Webster.

From time to time, Webster Bank makes loans to its directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Webster or Webster Bank, and neither involve more than normal risk of collectability nor present other unfavorable features.

Certain Relationships

Gregory Jacobi, son of C. Michael Jacobi, a director of Webster and Webster Bank, is employed by Webster Bank as a Senior Vice President. At the end of fiscal year 2010, Gregory Jacobi’s base salary rate was $155,000. For 2010, Mr. Jacobi received a bonus of $36,705 and a long-term cash award with a value of $19,000 at the time of the grant.

For a description of loans made to Webster Bank’s directors, executive officers and related persons and entities, see “Compensation Committee Interlocks and Insider Participation.”

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to Webster’s Code of Business Conduct and Ethics, any transactions between Webster and a Webster affiliate, director, employee, an immediate family member of a Webster director or employee or business entities in which a Webster director or employee or an immediate family member of a Webster director or employee is an officer, director and/or controlling shareholder must be conducted at arm’s length. Prior approval of the Board of Directors for any such transactions are governed by Federal Reserve Regulation O, and the related person’s interest in any such transaction requiring Board action must be disclosed to the Board prior to any action being taken. Any consideration paid or received by Webster in such a transaction must be on terms no less favorable than terms available to an unaffiliated third party under similar circumstances. Any interest of a director or officer in such transactions that do not require prior Board approval shall be reported to the Board of Directors at least annually.

Compensation Committee Report

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures that follow. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2010 fiscal year, and the Board has approved that recommendation.

Risk Assessment Certification Pursuant to the Emergency Economic Stabilization Act of 2008.    In accordance with the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), the Compensation Committee certifies that (1) it has reviewed with senior risk officers the compensation plans applicable to Webster’s senior executive officers (“SEOs,” as such term is defined pursuant to Section 111 of the EESA) and believes that such arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of Webster and Webster Bank, and (2) it has reviewed the employee compensation plans to address any features of these plans that would encourage the manipulation of reported earnings of Webster and Webster Bank to enhance the compensation of any employee. For the Committee’s conclusions please refer to the Risk Assessment Report beginning on page 41 of this Proxy Statement.

Compensation Committee

Joel S. Becker (Chairman)

David A. Coulter

John J. Crawford

Mark Pettie

Charles W. Shivery

Audit Committee Report

The Company’s Audit Committee currently has four members, Messrs. Jacobi (Chairman), Finkenzeller, Morse and Ms. Osar. As of the date of the Proxy Statement, each of the Committee members is an “independent director” under the New York Stock Exchange rules. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Company’s Board of Directors.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 with Webster’s management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed in accordance with professional standards. The Audit Committee has received the written disclosures from Ernst & Young LLP required by relevant professional and regulatory standards, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to Webster’s Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

C. Michael Jacobi (Chairman)

Robert A. Finkenzeller

Laurence C. Morse

Karen R. Osar

STOCK OWNED BY MANAGEMENT

The following table sets forth information as of February 1, 2011 with respect to the amount of Webster Common Stock beneficially owned by each director of Webster, each nominee for election as a director, each of the NEOs and by all directors and executive officers of Webster as a group.

Name and Position(s) with Webster	Number of Shares and Nature of Beneficial Ownership (a)	Percent of Common Stock Outstanding

Joel S. Becker Director	102,736	*

Jeffrey N. Brown Executive Vice President and Chief Administrative Officer	120,613	*

David A. Coulter Director	18,509	*

John J. Crawford Director	108,799	*

Robert A. Finkenzeller Director	88,123	*

C. Michael Jacobi Director	96,205	*

Laurence C. Morse Director	64,063	*

Karen R. Osar Director	55,767	*

Mark Pettie Director	32,187	*

Gerald P. Plush Vice Chairman and Chief Operating Officer	133,663	*

Joseph J. Savage Executive Vice President	170,886	*

Charles W. Shivery Director	20,783	*

Anne M. Slattery Executive Vice President, Retail Banking	21,671	*

James C. Smith Chairman, President, Chief Executive Officer, Director	1,301,960	1.48%

All Directors and executive officers as a group (18 persons)	2,511,224	2.84%

*	Less than 1% of Common Stock outstanding.

(a)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 1, 2011. As used herein,

“voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

The table includes shares owned by spouses, other immediate family members and others over which the persons named in the table possess shared voting and/or shared investment power as follows: Mr. Becker, 2,016 shares; Mr. Smith, 77,241 shares; and all directors and executive officers as a group, 79,257 shares. The table also includes the following: 1,287,912 shares subject to outstanding options which are exercisable within 60 days from February 1, 2011; 139,151 shares held in the 401(k) Plan by executive officers; 10,947 shares purchased by executive officers through the Employee Stock Purchase Plan held by Fidelity Investments; 245,361 shares of restricted stock that were not vested as of February 1, 2011; and 20,061 shares of Common Stock underlying restricted stock for Mr. Smith that were deferred pursuant to the terms of the Option Plan. All other shares included in the table are held by persons who exercise sole voting and sole investment power over such shares.

Outstanding options reflected in the table were held as follows: Mr. Becker, 66,528 shares; Mr. Brown, 69,924 shares; Mr. Coulter, 12,000 shares; Mr. Crawford, 66,528 shares; Mr. Finkenzeller, 64,528 shares; Mr. Jacobi, 66,528 shares; Mr. Morse, 54,528 shares; Ms. Osar, 46,528 shares; Mr. Pettie, 25,423 shares; Mr. Plush, 84,374 shares; Mr. Savage, 90,525 shares; Mr. Shivery, 13,274 shares; Ms. Slattery, 0 shares; and Mr. Smith, 549,086 shares. Also reflected are 117,788 shares of phantom stock held by Mr. Smith in the Webster Bank Deferred Compensation Plan for Directors and Officers.

The table includes 7,360 shares of Common Stock issuable upon conversion of 200 shares of Webster’s 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock beneficially owned by Mr. Crawford, which are convertible at the option of the holder at any time. Mr. Crawford owns less than one percent of the outstanding shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock.

PRINCIPAL HOLDERS OF VOTING SECURITIES OF WEBSTER

The following table sets forth information as of February 15, 2011 with respect to the beneficial ownership of Common Stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)		Percent of Common Stock Owned
Warburg Pincus Private Equity X, L.P. 466 Lexington Avenue New York, New York 10017	22,804,920	(2)(3)	23.8%

Blackrock, Inc.. 40 East 52nd Street New York, New York 10022	5,063,549	(4)	6.5%

Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	4,663,099	(5)	5.4%

(1)

Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act, unless otherwise indicated. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from

February 15, 2011. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)	Includes (i) a warrant exercisable for 1,843,100 shares of common stock; and (ii) a warrant exercisable for 6,781,900 shares of common stock.

(3)

Warburg Pincus Private Equity X, L.P. reported that it had shared voting and shared dispositive power over 22,804,920 shares. All securities over which Warburg Pincus Private Equity X, L.P. reported that it had shared dispositive or shared voting power are owned by investment companies and accounts, to which Warburg Pincus Private Equity X, L.P. furnishes investment advice. Each of these investment companies and accounts disclaim beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein.

(4)	Blackrock, Inc. reported that it had sole voting and sole dispositive power over all of the shares beneficially owned.

(5)

Dimensional Fund Advisors LP reported that it had sole voting and sole dispositive power over 4,663,099 and 4,533,506 shares, respectively. All securities over which Dimensional Fund Advisors LP reported that it had sole dispositive or sole voting power are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Webster’s directors, certain officers and persons who own more than 10 percent of its Common Stock to file with the Securities and Exchange Commission initial reports of ownership of Webster’s equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to Webster, the Company believes that during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to Webster’s directors, officers and more than 10% owners were complied with on a timely basis.

NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF WEBSTER

(Proposal 2)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), requires Webster to provide its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its NEOs as disclosed in this Proxy Statement.

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 18 to 46 of this Proxy Statement. As discussed in those disclosures, the Board of Directors believes that Webster’s executive compensation philosophy, policies and procedures provide a strong link between each NEO’s compensation and Webster’s short and long-term performance. The objective of Webster’s executive compensation program is to provide compensation which is competitive, variable based on Webster’s performance and aligned with the long-term interests of shareholders.

Webster is asking its shareholders to indicate their support for its NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives Webster’s shareholders the opportunity to express their views on the compensation of Webster’s NEOs. Accordingly, shareholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Webster Financial Corporation approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 18 to 46 of this Proxy Statement.”

Your vote on this Proposal 2 is advisory, and therefore not binding on Webster, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of Webster’s shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, Webster will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

The Board of Directors recommends that the shareholders vote FOR the approval of the compensation of Webster’s named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 18 to 46 of this Proxy Statement.

NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF WEBSTER

(Proposal 3)

The Dodd-Frank Act also requires Webster to permit a separate non-binding, advisory shareholder vote with respect to the frequency of voting on the compensation of our NEOs. In particular, you may vote whether the advisory vote should occur every year, every two years or every three years. Shareholders may also abstain from voting.

As discussed above, the Board of Directors believes that its current executive compensation programs directly link executive compensation to its short and long-term financial performance and align the interests of its executive officers with those of its shareholders. The Board believes that giving its shareholders the right to cast an advisory vote every year on their approval of compensation arrangements of its NEOs is good corporate governance practice and is in the best interests of its shareholders, by allowing its shareholders to provide it with their input on executive compensation philosophy, policies and practices as disclosed in its proxy statement every year.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, that the shareholders elect, on an advisory basis, to hold a shareholder vote on the compensation of Webster’s named executive officers every one, two or three years, as determined by the alternative that receives the highest number of votes.”

Accordingly, you may specify one of four choices for this proposal:

(i)	every year;

(ii)	every two years;

(iii)	every three years; or

(iv)	abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by Webster’s shareholders will be the frequency for the advisory vote on executive compensation that has been selected by the shareholders. However, because this vote is advisory and will not be binding on the Board or Webster, the Board may decide it is in the best interests of its shareholders and Webster to hold an advisory vote on executive compensation more or less frequently than the option approved by the shareholders.

The Board of Directors recommends that shareholders vote for the option of EVERY YEAR as your preference for the frequency with which shareholders are provided an advisory vote on the compensation of our named executive officers.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

Ernst & Young LLP (“E&Y”) has performed the audit of Webster’s financial statements for the year ended December 31, 2010. The Board of Directors, upon the recommendation of the Audit Committee, has approved the appointment of E&Y to serve as the independent registered public accounting firm for Webster for the year ending December 31, 2011.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of E&Y, an independent registered public accounting firm, to audit the consolidated financial statements of Webster for the year ending December 31, 2011 and the internal control over financial reporting of Webster as of December 31, 2011. No determination has been made as to what action the Board of Directors would take if Webster’s shareholders do not ratify the appointment.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of E&Y as Webster’s independent registered public accounting firm for the year ending December 31, 2011.

Representatives of E&Y are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as Webster’s independent registered public accounting firm for the year ending December 31, 2011.

Auditor Fee Information

The following table presents the aggregate fees and expenses billed to Webster for the fiscal years ended December 31, 2010 and 2009 by E&Y, for professional audit services rendered in connection with the audit of Webster’s annual financial statements for the years ended December 31, 2010 and December 31, 2009 and fees billed for other services rendered by E&Y during those periods.

	Fiscal 2010	Fiscal 2009
Audit Fees (1)	$1,585,700	$1,608,410
Audit Related Fees (2)	63,000	152,000
Tax Fees (3)	20,000	0
All Other Fees (4)	0	0

Total	$1,668,700	$1,760,410

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of Webster’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the respective independent public accounting firm in connection with statutory and regulatory filings or engagements. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(2)

Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Webster’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to financial statement audits of certain employee benefit plans.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.

(4)	Other Fees consist of fees for products and services other than for services for which fees were reported as Audit Fees, Audit-Related Fees and Tax Fees.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve up to $100,000 in audit and permissible non-audit services. Any decisions by the Chairman of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. Management is required to report, on a quarterly basis, to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All engagements of the independent registered public accounting firm to perform any audit services and non-audit services after implementation of the pre-approval policy have been pre-approved by the Audit Committee in accordance with the policy. The pre-approval policy has not been waived in any instance. All engagements of the independent registered public accounting firm to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the Audit Committee in accordance with its normal functions, and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.

SHAREHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF DIRECTORS

(Proposal 5)

Gerald R. Armstrong, a shareholder of Webster who represents that he holds 1,006.7823 shares, whose address is 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, has notified the Company that he intends to present the following resolution at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement.

As discussed below under “Response of the Board of Directors,” the Board of Directors unanimously recommends a vote AGAINST this shareholder proposal. As required by federal regulations, the following are the proponent’s proposal and supporting statement:

Shareholder Proposal.    “That the shareholders of Webster Financial Corporation request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.”

Shareholder’s Supporting Statement.    The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by the shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Response of the Board of Directors

The Board of Directors believes that this shareholder proposal seeking to declassify the Board of Directors and to have annual elections of each director would not be in the best interests of Webster and its shareholders. The Board unanimously recommends that you vote AGAINST this proposal.

Webster’s current classified board structure has been in place since Webster became a public company. The Board is divided into three classes, with directors elected to staggered three-year terms. Under this system, approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three Annual Meetings, all held within approximately two years.

The Board believes that an active, professional Board benefits in many ways from classifying its directors. These benefits include increased stability, improved long-term planning, enhanced independence and a superior ability to protect shareholder value in a potential takeover.

Continuity and Stability.    Three-year staggered terms are designed to maintain continuity and stability and to ensure that, at any given time, a majority of Webster’s directors have prior experience as directors of Webster and a solid knowledge of Webster’s business and strategy. The Board believes that directors who have experience with Webster and knowledge about its business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of Webster and its shareholders.

In addition, because a classified board produces more orderly change in the composition of the Board and in the policies and strategies of Webster, Webster is better equipped to attract and retain prominent and well-qualified directors who are willing and able to commit the time and resources required to fully understand Webster and its operations. The Board also believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to Webster over the long-term. Given the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public boards, Webster could also be placed at a competitive disadvantage in recruiting qualified director candidates if service could potentially be limited to a one-year period.

Improved Long-Term Planning.    The Board of Directors believes that electing its directors to staggered three-year terms enhances Webster’s ability to engage in long-term strategic planning, without diminishing the directors’ accountability to shareholders. Directors elected to three-year terms are required to uphold the same fiduciary duties to Webster and its shareholders as directors elected annually. In the Board’s view, the annual election of approximately one-third of the directors provides shareholders with an orderly means to effect change and to communicate their views on the performance of Webster, its management and its directors.

Enhanced Independence.    The Board is currently comprised entirely of independent directors other than the Chief Executive Officer. The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. Webster’s current classified Board structure permits its directors to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of Webster instead of on the re-nomination process leads to greater independence and better governance.

Accountability.    The proponent suggests that declassifying the Board would increase accountability. The Board does not agree. Directors elected to a classified board are no less accountable to shareholders than they would be if all directors were elected annually. Regardless of their terms, each director has fiduciary duties of care and loyalty to the Company and its shareholders. These duties require directors to act in good faith and in the best interests of the Company and its shareholders, regardless of their term in office.

Superior Ability to Protect Shareholder Value in a Potential Takeover.    A classified structure enhances the Board’s ability to negotiate the best results for shareholders in a potential takeover situation. The Board believes that a classified structure encourages a person seeking to obtain control of Webster to offer and negotiate a full and fair price. At least two Annual Meetings will be required to effect a change in control of the Board. This gives the incumbent directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of enhancing shareholder value.

It is important to note, however, that although the classified structure is intended to cause a person seeking to obtain control of Webster to negotiate, the existence of a classified board will not, in fact, prevent a person from acquiring control of a board or accomplishing a hostile acquisition. Instead, the classified structure merely gives the Board additional leverage in its negotiations with a potential acquirer, allowing it to enhance shareholder value in any potential change in control situation. In any potential takeover, the directors are required to act in the best interests of shareholders and Webster, in accordance with their ongoing fiduciary duties under Delaware law.

Actions of Other Companies.    The proponent states that several companies that now elect directors annually do so because of his efforts. Each of those companies made the decision to conduct annual director elections in light of its own particular financial and market circumstances. The Board does not believe that the fact that certain other companies have taken steps to remove their classified boards is a persuasive reason for Webster to undertake the same initiative.

Effect of the Proposal.    Passage of the shareholder proposal would not automatically eliminate the classified board structure. Further action would be required to amend Webster’s Second Restated Certificate of Incorporation and Bylaws to effect this change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of Webster and all of its shareholders. Under Webster’s Second Restated Certificate of Incorporation, the affirmative vote of the holders of 66 2/3% of Webster’s common stock having voting power with respect to such an amendment would be required for approval. Under Webster’s bylaws, the affirmative vote of the Board of Directors or the holders of 66 2/3% of Webster’s common stock would be required for approval.

Conclusion.    The Board of Directors has carefully considered this proposal and the arguments for and against a classified board structure. The Board has concluded that Webster’s classified board structure continues to promote the best interests of the shareholders.

The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR INCLUSION IN PROXY STATEMENT

Any proposal which a Webster shareholder wishes to have included in Webster’s Proxy Statement and form of proxy relating to Webster’s 2012 Annual Meeting of Shareholders under Rule 14a-8 of the Securities and Exchange Commission must be received by Webster’s Secretary at 145 Bank Street, Waterbury, Connecticut 06702 by November 19, 2011. Nothing in this paragraph shall be deemed to require Webster to include in its Proxy Statement and form of proxy for the meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any other proposal for consideration by shareholders at Webster’s 2012 Annual Meeting of Shareholders must be delivered to, or mailed to and received by, the Secretary of Webster not less than 30 days nor more than 90 days prior to the date of the meeting if Webster gives at least 45 days’ notice or prior public disclosure of the meeting date to shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote the proxy in accordance with the determination of a majority of the Board of Directors.

By order of the Board of Directors

James C. Smith
Chairman and Chief Executive Officer

Waterbury, Connecticut

March 18, 2011

145 BANK STREET

WEBSTER PLAZA

WATERBURY, CT 06702

INSTRUCTIONS FOR VOTING BY INTERNET, TELEPHONE OR MAIL

Webster Financial Corporation encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever. Proxies submitted by Internet or telephone must be received no later than 11:59 P.M. Eastern Time, on April 27, 2011.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information no later than 11:59 P.M., Eastern Time, on April 27, 2011. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions no later than 11:59 P.M., Eastern Time, on April 27, 2011. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Webster Financial Corporation in mailing proxy material, you can consent to receiving all future proxy statements proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above for voting by Internet and, when prompted, indicate that you agree to receive or access future shareholder communications electronically.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M31403-P05156	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, UNLESS YOU ARE VOTING BY INTERNET OR TELEPHONE

WEBSTER FINANCIAL CORPORATION			For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR ALL Nominees:			☐	☐	☐
1.	To elect three directors to serve for three-year terms (Proposal 1).
Nominees:
01) John J. Crawford
02) C. Michael Jacobi
03) Karen R. Osar

The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain		The Board of Directors recommends a vote FOR the following proposal:	For	Against	Abstain
2.	To approve, on a non-binding, advisory basis the compensation of the named executive officers of the Company (Proposal 2).		☐	☐	☐	4.	To ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011 (Proposal 4).	☐	☐	☐

The Board of Directors recommends a vote of “1 Year” for the following proposal:		1 Year	2 Years	3 Years	Abstain		The Board of Directors recommends a vote AGAINST the following proposal:	For	Against	Abstain

3.	To vote, on a non-binding, advisory basis, on the frequency of voting on the compensation of the named executive officers of the Company (Proposal 3).	☐	☐	☐	☐	5.	To vote on a shareholder proposal concerning the annual election of directors (Proposal 5).	☐	☐	☐
						6.	The proxies are authorized to vote upon any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of the Board of Directors of the Company.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice of Annual Meeting and Proxy Statement are available at www.proxyvote.com.

M31404-P05156

REVOCABLE PROXY
Annual Meeting of Shareholders April 28, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Webster Financial Corporation (the “Company”) hereby appoints Joel S. Becker, Robert A. Finkenzeller and Laurence C. Morse, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”, to be held at 4:00 p.m., Eastern Time, on Thursday, April 28, 2011, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702, and at any adjournments of the meeting, for the following purposes. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned shareholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1; FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of the Company (Proposal 2); FOR the holding of a non-binding, advisory vote on the compensation of the named executive officers of the Company every year (Proposal 3); FOR the ratification of the Board of Directors’ appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal 4); AGAINST the approval of the shareholder proposal concerning the annual election of directors (Proposal 5); and in accordance with the determination of a majority of the Board of Directors as to other matters. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Assistant Secretary of the Company, by re-voting by Internet or telephone, or by attending the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Please sign and return the proxy card promptly in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed and dated on the reverse side)